Exhibit 99.4

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

As further discussed in Note 2 to the consolidated financial statements, our consolidated financial statements, as well as the financial information in the following discussion, have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements.  The financial information contained in the discussion below reflects only the adjustments described in Note 2 to the consolidated financial statements and does not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K for the fiscal year ended January 1, 2009 (“2008 Form 10-K”) and does not modify or update those disclosures that may have been affected by subsequent events.  For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including, but not limited to, our Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2009 and July 2, 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

We have audited the accompanying consolidated balance sheets of Regal Entertainment Group as of January 1, 2009 and December 27, 2007, and the related consolidated statements of income, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 1, 2009. We also have audited Regal Entertainment Group’s internal control over financial reporting as of January 1, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements  included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group as of January 1, 2009 and December 27, 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended January 1, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of January 1, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Notes 2 and 9 to the consolidated financial statements, effective December 30, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(revised), Share-Based Payment. As discussed in Note 7 to the consolidated financial statements, effective December 29, 2006, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

As discussed in Notes 2 and 15 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which became effective January 2, 2009.  As discussed in Notes 2 and 15 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements, which became effective January 2, 2009.

/s/ KPMG LLP

Nashville, Tennessee
February 27, 2009, except for Notes 2 and 15, as to which the date is October 13, 2009

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	January 1, 2009	December 27, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$170.2	$435.2
Trade and other receivables, net	73.2	73.5
Inventories	8.3	8.1
Prepaid expenses and other current assets	6.1	7.1
Assets held for sale	0.9	1.6
Deferred income tax asset	14.8	—
TOTAL CURRENT ASSETS	273.5	525.5
PROPERTY AND EQUIPMENT:
Land	118.6	121.8
Buildings and leasehold improvements	1,911.5	1,701.6
Equipment	974.5	886.5
Construction in progress	14.1	24.2
Total property and equipment	3,018.7	2,734.1
Accumulated depreciation and amortization	(1,082.2)	(912.5)
TOTAL PROPERTY AND EQUIPMENT, NET	1,936.5	1,821.6
GOODWILL	178.8	181.7
INTANGIBLE ASSETS, NET	15.5	—
DEFERRED INCOME TAX ASSET	78.2	63.3
OTHER NON-CURRENT ASSETS	113.3	42.1
TOTAL ASSETS	$2,595.8	$2,634.2
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$23.4	$144.7
Accounts payable	162.0	183.0
Accrued expenses	77.8	54.7
Deferred revenue	95.6	113.9
Interest payable	7.4	28.9
Deferred income tax liability	—	0.5
TOTAL CURRENT LIABILITIES	366.2	525.7
LONG-TERM DEBT, LESS CURRENT PORTION	1,887.0	1,718.2
LEASE FINANCING ARRANGEMENTS, LESS CURRENT PORTION	77.2	81.8
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	17.3	19.0
NON-CURRENT DEFERRED REVENUE	339.9	279.8
OTHER NON-CURRENT LIABILITIES	144.1	127.4
TOTAL LIABILITIES	2,831.7	2,751.9
STOCKHOLDERS’ DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 129,801,284 and 129,518,587 shares issued and outstanding at January 1, 2009 and December 27, 2007, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 shares issued and outstanding at January 1, 2009 and December 27, 2007	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital (deficit)	(265.8)	(157.6)
Retained earnings	40.1	40.9
Accumulated other comprehensive loss, net	(9.9)	(1.6)
TOTAL STOCKHOLDERS’ DEFICIT OF REGAL ENTERTAINMENT GROUP	(235.5)	(118.2)
Noncontrolling interest	(0.4)	0.5
TOTAL STOCKHOLDERS’ DEFICIT	(235.9)	(117.7)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,595.8	$2,634.2

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended January 1, 2009	Year Ended December 27, 2007	Year Ended December 28, 2006
REVENUES:
Admissions	$1,883.1	$1,804.5	$1,727.1
Concessions	758.0	735.0	696.7
Other operating revenue	130.8	121.7	174.3
TOTAL REVENUES	2,771.9	2,661.2	2,598.1
OPERATING EXPENSES:
Film rental and advertising costs	990.4	957.5	906.6
Cost of concessions	106.6	103.8	104.8
Rent expense	363.3	335.9	323.2
Other operating expenses	739.9	692.3	669.5
General and administrative expenses (including share-based compensation of $5.7, $5.8 and $8.6 for the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively)	62.1	63.1	65.9
Depreciation and amortization	202.3	183.4	197.1
Net loss (gain) on disposal and impairment of operating assets	22.4	(0.9)	15.1
Equity in earnings of joint venture including former employee compensation	0.5	3.9	7.4
TOTAL OPERATING EXPENSES	2,487.5	2,339.0	2,289.6
INCOME FROM OPERATIONS	284.4	322.2	308.5
OTHER EXPENSE (INCOME):
Interest expense, net	128.4	117.2	130.6
Loss on extinguishment of debt	3.0	—	4.1
Earnings recognized from NCM	(32.9)	(18.6)	—
Gain on NCM transaction	—	(350.7)	—
Gain on sale of Fandango interest	(3.4)	(28.6)	—
Other, net	2.9	1.4	—
TOTAL OTHER EXPENSE (INCOME), NET	98.0	(279.3)	134.7
INCOME BEFORE INCOME TAXES	186.4	601.5	173.8
PROVISION FOR INCOME TAXES	74.4	241.2	69.5
NET INCOME	112.0	360.3	104.3
NONCONTROLLING INTEREST, NET OF TAX	0.2	0.1	—
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	112.2	360.4	104.3
EARNINGS PER SHARE OF CLASS A AND CLASS B COMMON STOCK (NOTE 12):
Basic	$0.73	$2.37	$0.70
Diluted	$0.72	$2.26	$0.67
AVERAGE SHARES OUTSTANDING (in thousands):
Basic	152,849	151,876	149,019
Diluted	155,175	159,474	155,124
Dividends declared per common share	$1.20	$3.20	$1.20

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

(in millions, except per share data)

					Additional				Accumulated
	Class A Common		Class B Common		Paid-In		Deferred		Other
	Stock		Stock		Capital	Retained	Stock	Noncontrolling	Comprehensive
	Shares	Amount	Shares	Amount	(Deficit)	Earnings	Compensation	Interest	Income (Loss)	Total
Balances, December 29, 2005	63.4	$—	84.0	$0.1	$(22.5)	$44.6	$(4.4)	$1.8	$12.1	$31.7
Cumulative effect of accounting change (Note 2)	—	—	—	—	21.1	(9.1)	—	—	—	12.0
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	—	1.5	1.5
Net income attributable to controlling interest	—	—	—	—	—	104.3	—	—	—	104.3
Total comprehensive income	—	—	—	—	—	—	—	—	—	105.8
Noncontrolling interest adjustments	—	—	—	—	—	—	—	0.1	—	0.1
Conversion of Class B shares into Class A shares	60.0	0.1	(60.0)	(0.1)	—	—	—	—	—	—
Adoption of SFAS No. 123-R	—	—	—	—	(4.4)	—	4.4	—	—	—
Share-based compensation expense	—	—	—	—	8.6	—	—	—	—	8.6
Exercise of stock options	2.8	—	—	—	16.1	—	—	—	—	16.1
Tax benefit from exercise of stock options and other	—	—	—	—	14.1	—	—	—	—	14.1
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—	—
FSP 14-1 adjustments to paid in capital	—	—	—	—	(26.3)	—	—	—	—	(26.3)
Impact attributable to 3¾% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	0.9	—	—	—	—	0.9
Cash dividends declared, $0.30 per share	—	—	—	—	(76.4)	(103.2)	—	—	—	(179.6)
Balances, December 28, 2006	126.4	0.1	24.0	—	(68.8)	36.6	—	1.9	13.6	(16.6)
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	—	(15.2)	(15.2)
Net income attributable to controlling interest	—	—	—	—	—	360.4	—	—	—	360.4
Total comprehensive income	—	—	—	—	—	—	—	—	—	345.2
Noncontrolling interest adjustments	—	—	—	—	—	—	—	(1.4)	—	(1.4)
Conversion of Class B shares into Class A shares	0.2	—	(0.2)	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	5.6	—	—	—	—	5.6
Exercise of stock options	2.7	—	—	—	15.6	—	—	—	—	15.6
Tax benefit from exercise of stock options and other	—	—	—	—	15.3	—	—	—	—	15.3
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—	—
Impact attributable to 3¾% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	—	—	—	—	—	—
Extraordinary cash dividend declared, $2.0 per share	—	—	—	—	(83.9)	(218.1)	—	—	—	(302.0)
Adoption of FIN 48	—	—	—	—	—	3.7	—	—	—	3.7
Cash dividends declared, $0.30 per share	—	—	—	—	(41.4)	(141.7)	—	—	—	(183.1)
Balances, December 27, 2007	129.5	0.1	23.8	—	(157.6)	40.9	—	0.5	(1.6)	(117.7)
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	—	(8.3)	(8.3)
Net income attributable to controlling interest	—	—	—	—	—	112.2	—	—	—	112.2
Total comprehensive income	—	—	—	—	—	—	—	—	—	103.9
Noncontrolling interest adjustments	—	—	—	—	—	—	—	(0.9)	—	(0.9)
Share-based compensation expense	—	—	—	—	5.5	—	—	—	—	5.5
Exercise of stock options	0.1	—	—	—	0.5	—	—	—	—	0.5
Tax benefit from exercise of stock options and other	—	—	—	—	0.5	—	—	—	—	0.5
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—	—
FSP No. 14-1 adjustments to additional paid-in capital	—	—	—	—	(35.0)	—	—	—	—	(35.0)
Impact attributable to 3¾% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	(6.6)	—	—	—	—	(6.6)
Tax impact attributable to 6¼% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	4.7	—	—	—	—	4.7
Net payment on 6¼% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	(6.6)	—	—	—	—	(6.6)
Cash dividends declared, $0.30 per share	—	—	—	—	(71.2)	(113.0)	—	—	—	(184.2)
Balances, January 1, 2009	129.8	$0.1	23.8	$—	$(265.8)	$40.1	$—	$(0.4)	$(9.9)	$(235.9)

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended January 1, 2009	Year Ended December 27, 2007	Year Ended December 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112.0	$360.3	$104.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	202.3	183.4	197.1
Amortization of debt discount	4.2	4.6	5.6
Share-based compensation expense	5.7	5.8	8.6
Change in fair value of interest rate swap	(0.5)	—	—
Deferred income tax benefit	(20.2)	(6.1)	(25.1)
Net loss (gain) on disposal and impairment of operating assets	22.4	(0.9)	15.1
Equity in earnings of non-consolidated entities and other	1.1	5.3	7.5
Excess cash distribution on additional shares in NCM	2.8	—	—
Gain on sale of Fandango interest	(3.4)	(28.6)	—
Gain on NCM transaction	—	(350.7)	—
Loss on extinguishment of debt	3.0	—	4.1
Non-cash rent expense	8.2	8.8	11.0
Changes in operating assets and liabilities (excluding effects of acquisitions):
Trade and other receivables	(22.0)	9.2	(3.5)
Inventories	0.4	—	(0.2)
Prepaid expenses and other assets	10.7	0.8	5.6
Accounts payable	(23.5)	15.0	(13.2)
Income taxes payable	21.5	(44.4)	(9.5)
Deferred revenue	(27.2)	294.3	—
Accrued expenses and other liabilities	(26.6)	(3.4)	(3.0)
NET CASH PROVIDED BY OPERATING ACTIVITIES	270.9	453.4	304.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(131.7)	(114.4)	(124.7)
Proceeds from disposition of assets	3.6	40.6	7.1
Cash used for acquisitions, net of cash acquired	(209.3)	—	(34.1)
Proceeds from sale of Fandango interest	3.4	28.6	—
Distributions (to) from partnership	(0.5)	0.3	—
Investment in DCIP	(4.0)	(1.5)	—
Proceeds from redemption of preferred units of NCM	—	315.1	—
Proceeds from sale of NCM common units to NCM, Inc.	—	32.2	—
Purchase of partnership interests, net of cash acquired	—	(1.1)	—
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(338.5)	299.8	(151.7)

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in millions)

	Year Ended January 1, 2009	Year Ended December 27, 2007	Year Ended December 28, 2006
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(184.2)	(485.1)	(179.6)
Proceeds from stock option exercises	0.5	15.6	16.1
Net payments on long term obligations	(27.0)	(22.5)	(20.6)
Proceeds from issuance of 6¼% Convertible Senior Notes	200.0	—	—
Net cash paid for 6¼% Convertible Senior Notes convertible note hedge and warrant	(6.6)	—	—
Cash used to redeem 3¾% Convertible Senior Notes	(194.1)	(0.1)	(152.1)
Excess tax benefits from share-based payment arrangements	0.2	14.6	13.0
Payment of debt acquisition costs and other	(5.1)	(2.3)	(21.9)
Net proceeds from 3¾% Convertible Senior Notes hedge and warrant	18.9	—	17.9
Payment of bankruptcy claims and liabilities	—	(0.4)	—
Proceeds from Regal Cinemas Amended Senior Credit Facility	—	—	140.4
NET CASH USED IN FINANCING ACTIVITIES	(197.4)	(480.2)	(186.8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(265.0)	273.0	(34.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	435.2	162.2	196.3
CASH AND CASH EQUIVALENTS AT END OF YEAR	$170.2	$435.2	$162.2
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$93.8	$271.2	$94.0
Cash paid for interest	$145.0	$127.7	$123.1
SUPPLEMENTAL NON-CASH INVESTING ACTIVITIES:
Additional investment in NCM	$73.4	$—	$—

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 1, 2009, December 27, 2007 and December 28, 2006

1. THE COMPANY AND BASIS OF PRESENTATION

Regal Entertainment Group (the “Company,” “Regal,” “we” or “us”) is the parent company of Regal Entertainment Holdings, Inc. (“REH”), which is the parent company of Regal Cinemas Corporation (“Regal Cinemas”) and its subsidiaries. Regal Cinemas’ subsidiaries include Regal Cinemas, Inc. (“RCI”) and its subsidiaries, which include Edwards Theatres, Inc. (“Edwards”), Regal CineMedia Corporation (“RCM”), Hoyts Cinemas Corporation (“Hoyts”) and United Artists Theatre Company (“United Artists”). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards, RCM, Hoyts and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

Regal operates the largest theatre circuit in the United States, consisting of 6,801 screens in 552 theatres in 39 states and the District of Columbia as of January 1, 2009. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company’s fiscal year ends on the first Thursday after December 25, which in certain years (such as fiscal 2008) results in a 53-week fiscal year.

In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

In March 2005, Regal and AMC Entertainment Inc. (“AMC”) announced the combination of the operations of RCM and AMC’s subsidiary, National Cinema Network, Inc. (“NCN”), into a new joint venture company known as National CineMedia, LLC (“National CineMedia”). In July 2005, Cinemark, Inc. (“Cinemark”), through a wholly owned subsidiary, acquired an interest in National CineMedia. On February 13, 2007, National CineMedia, Inc. (“NCM, Inc.”), a newly formed entity that serves as the sole manager of National CineMedia, completed an initial public offering, or IPO, of its common stock. In connection with the IPO of NCM, Inc., RCM, through its wholly owned subsidiary Regal CineMedia Holdings, LLC (“RCH”), AMC and Cinemark amended and restated the operating agreement of National CineMedia and other ancillary agreements. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, including outstanding restricted stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this $302.0 million dividend on April 13, 2007. As discussed further in Note 4—“Investment in National CineMedia, LLC,” as a result of the transactions completed in connection with the IPO, the Company recognized a gain of approximately $350.7 million during the year ended December 27, 2007.

On February 12, 2007, we, along with AMC and Cinemark, formed a joint venture company known as Digital Cinema Implementation Partners, LLC, a Delaware limited liability company (“DCIP”), to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. The Company’s cumulative cash investment in DCIP totaled approximately $5.5 million as of January 1, 2009. Such investment is included as a component of “Other Non-current Assets” in the accompanying consolidated balance sheets. We account for our investment in DCIP following the equity method of accounting. For the year ended January 1, 2009, the Company recorded a loss of $3.2 million representing its share of the net loss of DCIP. Such loss is presented as a component of “Minority interest in earnings of consolidated subsidiaries and other.”

On March 10, 2008, Regal issued $200.0 million aggregate principal amount of 6 1/4% Convertible Senior Notes due March 15, 2011 (the “6 1/4% Convertible Senior Notes”). Concurrent with the issuance of the 6 1/4% Convertible Senior Notes, we entered into simultaneous convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes into shares of our Class A common stock. The net cost of the convertible note hedge and warrant transactions was approximately $6.6 million and is included as a component of equity in the accompanying consolidated balance sheet as of January 1, 2009. See Note 5—“Debt Obligations” for further description of the 6 1/4% Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Company used cash on hand and a portion of the net proceeds from the issuance of the 6 1/4% Convertible Senior Notes to redeem approximately $90.0 million principal amount of Regal’s 3 3/4% Convertible Senior Notes due May 15, 2008 (the “3 3/4% Convertible Senior Notes”), in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment during the year ended January 1, 2009. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse International (“Credit Suisse”) attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes described further in Note 5—“Debt Obligations.” Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital. See Note 5—“Debt Obligations” for further discussion of this transaction.

On April 30, 2008, the Company acquired Consolidated Theatres Holdings, G.P. (“Consolidated Theatres”), which holds a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million, subject to post-closing adjustments. The results of operations of the acquired theatres have been included in the Company’s consolidated financial statements for periods subsequent to the acquisition date. In conjunction with the closing, we entered into a final judgment with the Antitrust Division of the United States Department of Justice (“DOJ”), which requires us to hold separate and divest ourselves of four theaters comprising 52 screens in North Carolina. During the year ended January 1, 2009, the Company entered into an agreement to sell three of the four theatres and recorded impairment charges of approximately $7.9 million related to these theatres. On October 23, 2008, the Company completed its divestiture of the three theatres comprising 42 screens in North Carolina pursuant to a final judgment with the DOJ. In accordance with the final judgment, a court appointed trustee has been selected to attempt to sell the last of the four theatres. See Note 3—“Acquisition” for further discussion of this transaction.

As described more fully in Note 4—“Investment in National CineMedia, LLC,” on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. In addition, on May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement for our increase in screens in connection with our acquisition of Consolidated Theatres. These adjustments increased the number of National CineMedia common units held by us to approximately 24.9 million and as a result, on a fully diluted basis, we own a 25.1% interest in NCM, Inc. as of January 1, 2009.

During the year ended January 1, 2009, Regal paid four quarterly cash dividends of $0.30 on each outstanding share of the Company’s Class A and Class B common stock, or approximately $184.2 million in the aggregate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The information contained in the accompanying consolidated financial statements and the notes thereto reflect only the adjustments described below and do not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.  In addition, the below adjustments resulted corresponding revisions of Notes 1, 2, 3, 5, 7, 12, 13 and 15 presented herein.

Retrospective Application of FSP 14-1 and SFAS No. 160

Adoption of FSP 14-1

The accompanying consolidated financial statements have been adjusted for the retrospective application of FASB Staff Position No, APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”).  Effective January 2, 2009, the Company retrospectively adopted the provisions of FSP 14-1, which requires that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity (conversion feature) components of such instruments. As a result, interest expense should be imputed and recognized based upon the entity’s nonconvertible debt borrowing rate, which will result in incremental non-cash interest expense. Prior to FSP 14-1, Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrant, provided that no portion of the proceeds from the issuance of the instrument should be attributable to the conversion feature.  Our 6¼% Convertible Senior Notes and our 3¾% Convertible Senior Notes are subject to FSP 14-1.

We have determined that if the liability and equity components of the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes had been separately valued at the time of their issuances on March 10, 2008 and May 28, 2003, respectively, the amounts allocated to long-term debt would have been $187.4 million (6¼% Convertible Senior Notes) and $203.8 million (3¾% Convertible Senior Notes), and the amounts allocated to equity would have been $12.6 million and $36.2 million, respectively. The effective interest rates on the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes (based upon the Company’s estimated nonconvertible debt borrowing rate at the time of each respective issuance) would have been approximately 8.7% and 6.8%, respectively.  Effective with the January 2, 2009 adoption of FSP 14-1, interest expense (amortization of debt discount) for fiscal 2003, 2004, 2005, 2006, 2007 and 2008 was increased by non-cash amounts of approximately $3.3 million, $6.0 million, $6.7 million, $5.7 million, $4.6 million and $4.2 million, respectively.  In addition, the Company retrospectively reduced the previously recorded loss on debt extinguishment resulting from the early extinguishments of the 3¾% Convertible Senior Notes that occurred during fiscal 2006 and fiscal 2008 by approximately $35.1 million and $67.5 million, respectively.  After giving effect to these adjustments and the application of the appropriate income tax benefits through the fiscal year ended December 28, 2006, a cumulative effect adjustment of $(9.1) million was recorded as of the beginning of fiscal 2006 (December 30, 2005) with a corresponding reduction to the opening balance of retained earnings.

During the year ended January 1, 2009, the Company retrospectively recorded approximately $4.2 million of non-cash interest expense for the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes. The amount of contractual coupon interest recognized on the 6¼% Convertible Senior Notes and the 3¾% Convertible Senior Notes during the same period was approximately $11.3 million.  In addition, for the year ended January 1, 2009, amounts previously recorded for loss on debt extinguishment and provision for income taxes were retrospectively (reduced) increased by $(67.5) million and $23.6 million, respectively.  The resulting decrease in net income attributable to controlling interest from the adoption of FSP 14-1 was approximately $39.7 million for the year ended January 1, 2009.

During the year ended December 27, 2007, the Company retrospectively recorded approximately $4.3 million of non-cash interest expense for the 3¾% Convertible Senior Notes. The amount of contractual coupon interest recognized on the 3¾% Convertible Senior Notes during the same period was approximately $4.7 million.  In addition, for the year ended December 27, 2007, amounts previously recorded for provision for income taxes were retrospectively reduced by $1.7 million, respectively.  The resulting increase in net income attributable to controlling interest from the adoption of FSP 14-1 was approximately $2.6  million for the year ended December 27, 2007.

During the year ended December 28, 2006, the Company retrospectively recorded approximately $5.4 million of non-cash interest expense for the 3¾% Convertible Senior Notes. The amount of contractual coupon interest recognized on the 3¾% Convertible Senior Notes during the same period was approximately $6.2 million.  In addition, for the year ended December 28, 2006, amounts previously recorded for loss on debt extinguishment and provision for income taxes were retrospectively (reduced) increased by $(35.1) million and $11.7 million, respectively.  The resulting increase in net income attributable to controlling interest from the adoption of FSP 14-1 was approximately $18.0 million for the year ended December 26, 2008. The accompanying consolidated statements of income for the years ended January 1, 2009, December 27, 2007and December 28, 2006  presented herein have been retrospectively adjusted to give effect to these adjustments resulting from the adoption of FSP 14-1.

In addition, the accompanying consolidated balance sheets as of January 1, 2009 and December 27, 2007 presented herein have been retrospectively adjusted to give effect to the adoption of FSP 14-1 as follows (in millions):

	As of January 1, 2009 (Previously Reported)	Impact of FSP 14-1	As of January 1, 2009 (As Revised for FSP 14-1)
Other assets	$113.5	$(0.2)	$113.3
Non-current deferred income tax asset	81.7	(3.5)	78.2
Long-term debt, less current portion	1,896.5	(9.5)	1,887.0
Additional paid-in capital (deficit)	(256.1)	(9.7)	(265.8)
Retained earnings	24.6	15.5	40.1

	As of December 27, 2007 (Previously Reported)	Impact of FSP 14-1	As of December 27, 2007 (As Revised for FSP 14-1)

Non-current deferred income tax asset	64.0	(0.7)	63.3
Current portion of debt obligations	146.5	(1.8)	144.7
Additional paid-in capital (deficit)	(160.4)	2.8	(157.6)
Retained earnings	42.6	(1.7)	40.9

As of January 1, 2009, the carrying amount of the $200.0 million 6¼% Convertible Senior Notes was approximately $190.5 million, and the carrying amount of the related equity component (conversion feature) was $12.6 million.  We anticipate recording additional non-cash interest expense on the 6¼% Convertible Senior Notes in the amount of $9.5 million (the unamortized discount as of January 1, 2009) through the March 2011 maturity date of the 6¼% Convertible Senior Notes, thereby increasing the carrying value to $200.0 million.  As of January 1, 2009, the if-converted value of the 6¼% Convertible Senior Notes was approximately $200.0 million.  As of December 27, 2007, the carrying amount of the 3¾% Convertible Senior Notes was approximately $121.9 million.

Adoption of  SFAS No. 160

In addition, the accompanying consolidated financial statements have been adjusted for the retrospective application of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interest in Consolidated Financial Statements,  SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.  SFAS No. 160 was adopted by the Company on January 2, 2009.  The adoption had the effect of reclassifying amounts previously classified under “minority interest” (approximately $(0.4) million as of January 1, 2009, $0.5 million as of December 27, 2007, $1.9 million as of December 28, 2006 and $1.8 million as of December 29, 2005) to a component of equity under “noncontrolling interest” in the accompanying consolidated balance sheets and consolidated statements of stockholder’s equity (deficit) and comprehensive income (loss).  Amounts previously classified under “minority interest in earnings of consolidated subsidiaries” are now classified as “noncontrolling interest” and presented net of tax below “net income” to arrive at “net income attributable to controlling interest” in the accompanying consolidated statements of income.

Principles of Consolidation

The consolidated financial statements include the accounts of Regal and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. The Company generally recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company’s marketing and advertising services delivered to its vendors. In instances where the consideration received is in excess of fair value of the advertising services provided, the excess is recorded as a reduction of concession costs. Proceeds received from advance ticket sales and gift certificates are recorded as deferred revenue. The Company recognizes revenue associated with gift certificates and advanced ticket sales at such time as the items are redeemed, or when redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of the Company’s historical redemption trends.

Cash Equivalents

The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At January 1, 2009, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

Inventories

Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

Property and Equipment

The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized.

The Company capitalizes the cost of computer equipment, system hardware and purchased software ready for service. During the years ended January 1, 2009 and December 27, 2007, the Company capitalized approximately $26.6 million and $10.0 million of such costs, which were associated primarily with (i) new point-of-sale devices at the Company’s box offices and concession stands, (ii) new ticketing kiosks, and (iii) computer hardware and software purchased for the Company’s theater locations and corporate office. The Company also capitalizes certain direct external costs associated with software developed for internal use after the preliminary software project stage is completed and Company management has authorized further funding for a software project and it is deemed probable of completion. We capitalize these external software development costs only until the point at which the project is substantially complete and the software is ready for its intended purpose.

The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Equipment	3-20 years
Leasehold improvements	Lesser of term of lease or asset life
Computer equipment and software	3-5 years

As of January 1, 2009 and December 27, 2007, included in property and equipment is $105.2 million of assets accounted for under capital leases and lease financing arrangements, net of accumulated depreciation of $42.5 million and $36.8 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including intangible assets and investments in non-consolidated entities described below, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. This analysis resulted in the recording of impairment charges of $22.4 million, $6.8 million and $13.6 million for the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively.

Leases

The majority of the Company’s operations are conducted in premises occupied under non-cancelable lease agreements with initial base terms ranging generally from 15 to 20 years. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions. There are no conditions imposed upon us by our lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate our leased properties. None of our lease agreements require us to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements at our cost.

The Company accounts for leased properties under the provisions of SFAS No. 13, Accounting for Leases and other authoritative accounting literature. SFAS No. 13 requires that the Company evaluate each lease for classification as either a capital lease or an operating lease. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. As to those arrangements that are classified as capital leases, the Company records property under capital leases and a capital lease obligation in an amount equal to the lesser of the present value of the minimum lease payments to be made over the life of the lease at the beginning of the lease term, or the fair value of the leased property. The property under capital lease is amortized on a straight-line basis as a charge to expense over the lease term, as defined, or the economic life of the leased property, whichever is less. During the lease term, as defined, each minimum lease payment is allocated between a reduction of the lease obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the lease obligation. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements because our leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of our leases, in our view, to consider that our lease renewal options are reasonably assured of being exercised and therefore, we generally consider the initial base term as the lease term under SFAS No. 13.

The Company records rent expense for its operating leases with contractual rent increases in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases, on a straight-line basis from the “lease commencement date” as specified in the lease agreement until the end of the base lease term.

For leases in which the Company is involved with construction of the theatre, the Company accounts for the lease during the construction period under the provisions of Emerging Issues Task Force (“EITF”) 97-10, The Effect of Lessee Involvement in Asset Construction. The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. In accordance with EITF 97-10, if the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. Once construction is completed, the Company considers the requirements under SFAS No. 98, Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate: Sales-Type Leases of Real Estate; Definition of the Lease Term; and Initial Direct Costs of Direct Financing Leases, for sale-leaseback treatment, and if the arrangement does not meet such requirements, it records the project’s construction costs funded by the landlord as a financing obligation. The obligation is amortized over the financing term based on the payments designated in the contract.

In accordance with FASB Staff Position 13-1, Accounting for Rental Costs Incurred during a Construction Period (“FSP 13-1”), we expense rental costs incurred during construction periods for operating leases as such costs are incurred. For rental costs incurred during construction periods for both operating and capital leases, the “lease commencement date” is the date at which we gain access to the leased asset. Historically, and for the fiscal years ended January 1, 2009, December 27, 2007 and December 28, 2006, these rental costs have not been significant to our consolidated financial statements.

Sale and Leaseback Transactions

The Company accounts for the sale and leaseback of real estate assets in accordance with SFAS No. 98, Accounting For Leases. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

Goodwill

The changes in the carrying amount of goodwill for the years ended January 1, 2009 and December 27, 2007 are as follows (in millions):

	Year ended January 1, 2009	Year ended December 27, 2007
Balance at beginning of year	$181.7	$214.9
Adoption of FIN 48	—	(1.6)
Adjustments related to certain pre-acquisition deferred tax assets	(0.1)	(31.0)
Other	(2.8)	(0.6)
Balance at end of year	$178.8	$181.7

Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company has identified its reporting units to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company’s identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company’s annual goodwill impairment assessments for the years ended January 1, 2009 and December 27, 2007 indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

Intangible Assets

Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from acquisitions, and are amortized on a straight-line basis over the estimated remaining useful lives of the assets. In connection with the acquisition of Consolidated Theatres described in See Note 3—“Acquisition,” the Company acquired certain identifiable intangible assets, including $9.9 million related to favorable leases with a weighted average amortization period of 13.1 years and approximately $8.2 million related to an on-screen advertising contract which will be amortized on a straight-line basis through January 2011. During the year ended January 1, 2009, the Company recognized $2.6 million of amortization related to these intangible assets. The Company did not record an impairment of any intangible assets during the year ended January 1, 2009. Estimated amortization expense for the next five fiscal years for such intangible assets as of January 1, 2009 is projected below:

Projected amortization expense
(in millions)
2009	$3.8
2010	3.7
2011	0.9
2012	0.7
2013	0.7

Debt Acquisition Costs

Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using a method that approximates the effective interest method. Debt acquisition costs as of January 1, 2009 and December 27, 2007 were $52.0 million and $51.0 million, respectively, net of accumulated amortization of $21.6 million and $18.4 million, respectively.

Investments

The Company accounts for its investments in non-consolidated entities using the equity method of accounting and has recorded the investments within “Other Non-Current Assets” in its consolidated balance sheets. The Company records equity in earnings and losses of these entities accounted for following the equity method of accounting in its consolidated statements of income. As of January 1, 2009, the Company holds a 25.1% interest in National CineMedia (see Note 4—“Investment in National CineMedia, LLC), a one-third interest in DCIP and a 50% interest in a non-consolidated theatre. The carrying value of the Company’s investment in these entities as of January 1, 2009 was approximately $77.6 million.

During the year ended December 27, 2007, the Company sold its equity interest in Fandango for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). In addition, during the year ended January 1, 2009, the Company received an additional $3.4 million of sale proceeds related to Fandango. Accordingly, the Company recognized an additional gain of $3.4 million ($2.0 million after tax) during the year ended January 1, 2009. In connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six year term of the amendment.

There was no impairment of the Company’s investments as of January 1, 2009.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized. The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced (see “Recent Accounting Pronouncements” below in this Note 2).

Additionally, income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. As described further in Note 7—“Income Taxes,” effective December 29, 2006, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. In accordance with FIN 48, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company’s process for determining the provision for income taxes.

Interest Rate Swaps

Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations. Certain interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133 and as such, the change in the fair values of the interest rate swaps is recorded on the Company’s consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. In the event that an interest rate swap is terminated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. The fair value of the Company’s interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

Deferred Revenue

Deferred revenue relates primarily to vendor programs, gift certificates, advance ticket sales, the amount we received related to the sale of our equity interest in Fandango (see Note 1—“The Company and Basis of Presentation”) and the amount we received for agreeing to the existing exhibitor service agreement (“ESA”) modification described in Note 4—“Investment in National CineMedia, LLC”. Deferred revenue related to vendor programs, gift certificates and advance ticket sales are recognized as revenue as described above in this Note 2 under “Revenue Recognition.” As described in this Note 2 under “Investments,” deferred revenue related to the sale of our equity interest in Fandango will be amortized to revenue on a straight-line basis over the six year term of the agreement. The amount we received for agreeing to the ESA modification will be amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method. In addition, as described in Note 4—“Investment in National CineMedia, LLC,” amounts recorded as deferred revenue in connection with the receipt of newly issued common units of NCM pursuant to the provisions of the Common Unit Adjustment Agreement will be amortized to advertising revenue over the remaining term of the ESA following the units of revenue method. As of January 1, 2009 and December 27, 2007, approximately $337.2 million and $276.2 million of deferred revenue related to the ESA was recorded as a component of non-current deferred revenue in the accompanying consolidated balance sheets.

Deferred Rent

The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities in the accompanying consolidated balance sheets.

Film Costs

The Company estimates its film cost expense and related film cost payable based on management’s best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically “settled” within two to three months of a particular film’s opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

Loyalty Program

Members of the Regal Crown Club® earn credits for each dollar spent at one of our theatres and earn concession or ticket awards based on the number of credits accumulated. The Company’s accounting policy for the loyalty program is based on the guidance provided for Issue 1 in EITF Issue No. 00-22. Because we believe that the value of the awards granted to our Regal Crown Club® members is insignificant in relation to the value of the transactions necessary to earn the award, the Company records the estimated incremental cost of providing awards under our Regal Crown Club® loyalty program at the time the awards are earned. Historically, and for the fiscal years ended January 1, 2009, December 27, 2007 and December 28, 2006, the costs of these awards have not been significant to our consolidated financial statements.

Advertising and Start-Up Costs

The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

Stock-Based Compensation

As described in Note 9—“Capital Stock And Share-Based Compensation,” effective December 30, 2005, we adopted SFAS No. 123 (revised), Share-Based Payment utilizing the modified prospective approach. Under SFAS No. 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. Prior to the adoption of SFAS No. 123R, we accounted for stock option grants in accordance with Accounting Principles Board (“APB”) Opinion No. 25 Accounting for Stock Issued to Employees (the intrinsic value method), and accordingly, recognized no compensation expense for stock option grants when the exercise price equaled the fair value of common stock on the date of grant.

In connection with the adoption of SFAS No. 123R, the Company also elected to adopt the alternative transition method provided in FASB Staff Position No. 123(R)-3, Transition Election Related to Accounting for Tax

Effects of Share-Based Payment Awards for calculating the tax effects of share-based compensation pursuant to SFAS No. 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of SFAS No. 123R.

Estimates

The preparation of financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

Segments

As of January 1, 2009, December 27, 2007 and December 28, 2006, the Company managed its business under one reportable segment: theatre exhibition operations.

Acquisitions

The Company accounts for acquisitions under the purchase method of accounting. The purchase method requires that the Company estimate the fair value of the assets acquired and liabilities assumed and allocate consideration paid accordingly. For significant acquisitions, the Company obtains independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist the Company in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded. The results of the acquired businesses are included in the Company’s results from operations beginning from the day of acquisition.

Comprehensive Income

Total comprehensive income for the years ended January 1, 2009, December 27, 2007 and December 28, 2006 was $103.9 million, $345.2 million and $105.8 million, respectively. Total comprehensive income consists of net income attributable to controlling interest and other comprehensive income (loss), net of tax, related to the change in the aggregate unrealized gain (loss) on the Company’s interest rate swap arrangements during each of the years ended January 1, 2009, December 27, 2007 and December 28, 2006. The Company’s interest rate swap arrangements are further described in Note 5—“Debt Obligations.”

Reclassifications

Certain reclassifications have been made to the 2006 and 2007 consolidated financial statements to conform to the 2008 presentation. In addition, the consolidated statement of cash flows for the year ended December 27, 2007 was revised to reclassify the $347.3 million of proceeds received in connection with the redemption of preferred units of NCM and sale of NCM common units to NCM, Inc. (see in Note 4—“Investment in National CineMedia, LLC”) from operating cash flows to investing cash flows. We believe this presentation more clearly reflects the underlying source of funding of such proceeds, provides more enhanced clarity to our cash flows from operations from our on-going business activities and enhances comparability amongst the periods presented in our consolidated financial statements. The following table summarizes the reclassification of these items within the consolidated statement of cash flows for the year ended December 27, 2007:

	Year Ended		Year Ended
	December 27, 2007		December 27, 2007
	(Previously Reported)	Reclassification	(As Reclassified)
	(in millions)
Net cash provided by operating activities	$800.7	$(347.3)	$453.4
Net cash (used in) provided by investing activities	$(47.5)	$347.3	$299.8

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial position, cash flows and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure certain financial instruments and other eligible items at fair value when the items are not otherwise currently required to be measured at fair value. Under SFAS No. 159, the decision to measure items at fair value is made at specified election dates on an irrevocable instrument-by-instrument basis. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense upfront cost and fees associated with the item for which the fair value option is elected. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. The adoption of SFAS No. 159 did not have a material impact on the Company’s consolidated financial position, cash flows and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). SFAS No. 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Future reductions in the valuation allowance recorded relative to pre-acquisition periods will result in a decrease in the provision for income taxes. In addition, with respect to uncertain tax positions, changes in the amount of tax benefit recognized relative to pre-acquisition periods will result in an increase/decrease in the provision for income taxes (see Note 7—“Income Taxes” for further discussion). Adoption of SFAS No. 141(R) is required for combinations after December 15, 2008. Early adoption and retroactive application of SFAS No. 141(R) to fiscal years preceding the effective date are not permitted. The Company is evaluating the adoption of SFAS No. 141(R) and its impact on the Company’s consolidated financial position, cash flows and results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities which amends SFAS No. 133, and requires companies with derivative instruments to disclose information about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. The required disclosures include the fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty credit risk, and the company’s strategies and objectives for using derivative instruments. The Statement expands the current disclosure framework in SFAS No. 133. SFAS No. 161 is effective prospectively for annual or interim reporting periods beginning on or after November 15, 2008.

3. ACQUISITION

Acquisition of Consolidated Theatres

On April 30, 2008, the Company acquired Consolidated Theatres, which holds a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million, subject to post-closing adjustments. In conjunction with the closing, we entered into a final judgment with the DOJ, which requires us to hold separate and divest ourselves of four theaters comprising 52 screens in North Carolina. Three of the four theatres subject to the judgment were existing Regal properties and the fourth theatre was acquired from Consolidated Theatres. Because the fourth theatre had minimal and declining cash flows at the acquisition date, none of the below purchase price was allocated to the long-lived assets associated with this theatre. Our impairment review during the quarter ended June 26, 2008 did not result in any impairment charges related to these four theatres on a stand alone basis. However, during the quarter ended September 25, 2008, the Company made the decision to sell three of these four theatres (two of the Regal theatres and the Consolidated theatre) together in order to partially satisfy our divestiture requirement. As a result of agreeing to sell the theatres as a package, we were required to evaluate the theatres for impairment as a disposal group (as opposed to the stand alone evaluation during the quarter ended June 26, 2008) and accordingly, we recorded an impairment charge of $7.9 million during the quarter ended September 25, 2008. On October 23, 2008, the Company completed its divestiture of the three theatres comprising 42 screens in North Carolina pursuant to a final judgment with the DOJ. In accordance with the final judgment, a court appointed trustee has been selected to attempt to sell the last of the four theatres.

The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition. The allocation of the purchase price is based on management’s judgment after evaluating several factors, including an independent third party valuation. The results of operations of the acquired theatres have been included in the Company’s consolidated financial statements for periods subsequent to the acquisition date.

The following is a summary of the preliminary allocation of the cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Current assets	$1.4
Property and equipment, net	209.9
Intangible assets	18.1
Current liabilities	(11.2)
Long-term liabilities	(8.9)
Total purchase price	$209.3

The transaction included the acquisition of certain identifiable intangible assets, including $9.9 million related to favorable leases with a weighted average amortization period of 13.1 years and approximately $8.2 million related to an on-screen advertising contract which will be amortized on a straight-line basis through January 2011.

The following unaudited pro forma results of operations for the years ended January 1, 2009 and December 27, 2007 assume the above acquisition occurred as of the beginning of fiscal 2007. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.

	Year Ended January 1, 2009	Year Ended December 27, 2007
	(in millions except per share amounts)
Revenues	$2,813.1	$2,805.3
Income from operations	282.4	328.3
Net income attributable to controlling interest	111.0	364.0
Earnings per share of Class A and Class B common stock:
Basic	0.73	2.40
Diluted	0.72	2.28

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC

Formation of National CineMedia, LLC

In March 2005, Regal and AMC announced the combination of the operations of RCM and AMC’s subsidiary, NCN, into a new joint venture company known as National CineMedia. In July 2005, Cinemark, through a wholly owned subsidiary, acquired an interest in National CineMedia. National CineMedia concentrates on in-theatre advertising and creating complementary business lines that leverage the operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark. National CineMedia is, subject to limited exceptions, the exclusive provider of advertising and event services to Regal, AMC and Cinemark.

As part of the March 2005 joint venture transaction, RCM and NCN entered into a Contribution and Unit Holders Agreement with National CineMedia pursuant to which, among other things, RCM and NCN agreed to contribute assets to National CineMedia and National CineMedia agreed to assume specified liabilities of RCM and NCN in consideration for the issuance of equity units by National CineMedia to RCM’s wholly-owned subsidiary, RCH and NCN, respectively. The assets contributed to National CineMedia by RCM included fixed assets and agreements as well as approximately $1.3 million in cash. The Company accounts for its investment in National CineMedia using the equity method of accounting and did not recognize any gain or loss resulting from the initial formation of National CineMedia due to the Company’s continued involvement in the operations of National CineMedia.

Pursuant to the other documents entered into in connection with the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee (32% during fiscal 2006 through the date of the IPO of NCM, Inc.) payable to National CineMedia to service such contracts. For the period from December 29, 2006 through February 12, 2007 and the year ended December 28, 2006, administrative fees paid to National CineMedia with respect to these contracts totaled less than $0.1 million (on less than $0.1 million of revenue) and $4.8 million (on $15.0 million of revenue), respectively. Revenues and expenses attributable to these advertising contracts were recorded as a component of other operating revenues and other operating expenses in the Company’s financial statements. For contracts signed by National CineMedia after the close of business on March 31, 2005 through February 12, 2007, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective subsidiaries, received revenue from National CineMedia with respect to advertising and event services at their respective theatres through an agreed upon formula as well as equity in income/loss of National CineMedia. Such formula was based on the weighted average number of screens owned by and the number of theatre patrons of the applicable exhibitor’s theatres for any measurement period. During the period from December 29, 2006 through February 12, 2007, the Company recorded $6.2 million of advertising revenues and $0.4 million of other revenues derived from these contracts, which are presented as a component of other operating revenues in the Company’s financial statements. During the year ended December 28, 2006, the Company recorded $58.5 million of advertising revenues and $3.1 million of other revenues derived from these contracts. For the period from December 29, 2006 through February 12, 2007 and the year ended December 28, 2006, the Company recorded a loss of $2.0 million and $3.5 million, respectively, representing its share of the net loss of National CineMedia. As of December 28, 2006, RCH owned 45.4% of the Class A Units of National CineMedia, AMC, as successor in interest to NCN, owned 26.3% of the Class A Units of National CineMedia and Cinemark owned 28.3% of the Class A Units of National CineMedia. See “Initial Public Offering of National CineMedia, Inc. and Other Developments” below for a discussion of related amounts for the period from February 13, 2007 through December 27, 2007.

In connection with the formation of National CineMedia, on May 11, 2005, RCI adopted and approved the RCI Severance Plan For Equity Compensation (the “Severance Plan”). Participation in the Severance Plan is limited to employees of RCM who held an unvested option to purchase shares of Regal’s Class A common stock or unvested shares of Regal’s restricted Class A common stock pursuant to the terms of the Company’s 2002 Incentive Plan (the “Incentive Plan”) immediately prior to such employee’s termination of employment with RCM and commencement of employment with National CineMedia. Each employee’s termination of employment with RCM was effective as of the close of business on May 24, 2005 and commencement of employment with National CineMedia was effective as of May 25, 2005. Under the terms of and subject to the conditions of the Severance Plan, each eligible employee who participates in the Severance Plan is, at the times set forth in the Severance Plan, entitled to cash payments based on the value of Regal’s Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan. As the Severance Plan provides for payments over future periods that are contingent upon continued employment with National CineMedia, the cost of the Severance Plan will be recorded as an expense over the remaining required service periods. During the years ended January 1, 2009, December 27, 2007 and December 28, 2006, the Company recorded total severance expense of approximately $0.5 million, $1.9 million and $3.9 million, respectively, including payments in lieu of dividends, related to the Severance Plan.

Initial Public Offering of National CineMedia, Inc.

On February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. NCM, Inc. sold 38.0 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. NCM, Inc. used a portion of the net cash proceeds from the IPO to acquire newly issued common units from National CineMedia. As a result of the NCM, Inc.’s acquisition of common units in National CineMedia, the Company recognized a change in interest gain of approximately $182.7 million along with a corresponding increase in the Company’s equity investment in National CineMedia.

In connection with the completion of the IPO, the joint venture partners, including RCI, amended and restated their exhibitor services agreements (“ESA”) with National CineMedia. In exchange for a significant portion of its pro rata share of the IPO proceeds, RCI agreed to a modification of National CineMedia’s payment obligation under the ESA. The modification extended the term of the ESA to 30 years, provided National CineMedia with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which RCI is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed $0.07 payment per patron which will increase by 8% every five years starting at the end of fiscal 2011 and a fixed $800 payment per digital screen each year, which will increase by 5% annually starting at the end of fiscal 2007 (or $840 for fiscal 2008). The access fee revenues received by the Company under its contract are determined annually based on a combination of both fixed and variable factors which include the total number of theatre screens, attendance and actual revenues (as defined in the ESA) generated by National CineMedia. The ESA does not require us to maintain a minimum number of screens and does not provide a fixed amount of access fee revenue to be earned by the Company in any period. The theatre access fee paid in the aggregate to us, AMC and Cinemark will not be less than 12% of NCM’s aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. On-screen advertising time provided to our beverage concessionaire is provided by National CineMedia under the terms of the ESA. In addition, we receive mandatory quarterly distributions of any excess cash from National CineMedia.

The amount we received for agreeing to the ESA modification was approximately $281.0 million, which represents the estimated fair value of the ESA modification payment. We estimated the fair value of the ESA payment based upon a valuation performed by the Company with the assistance of third party specialists. This amount has been recorded as deferred revenue and will be amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period’s expected decrease in revenues due to entry into the new ESA.

At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4.0 million shares of common stock of NCM, Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM, Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold approximately 1.6 million common units to NCM, Inc. for proceeds of approximately $32.2 million and recognized a gain on the sale of such units of approximately $19.3 million. Upon completion of this sale of common units, Regal held approximately 21.2 million common units of National CineMedia. Such common units are immediately redeemable on a one-to-one basis for shares of NCM, Inc. common stock. We account for our investment in National CineMedia following the equity method of accounting.

Upon the closing of the IPO, National CineMedia entered into a $725.0 million term loan facility, the net cash proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. We received approximately $315.1 million as a result of the preferred unit redemption. The Company recognized such cash distributions from National CineMedia by (1) reducing its equity investment in National CineMedia from approximately $166.4 million to zero and (2) recording distributions in excess of the investment balance in National CineMedia of approximately $148.7 million as a gain. Because the investment (and net advances) in National CineMedia has been reduced to zero, we will not provide for any additional losses as we have not guaranteed obligations of National CineMedia and we are not otherwise committed to provide further financial support for National CineMedia. In addition, during future periods, the Company will not recognize its share of any undistributed equity in the earnings of National CineMedia from the Company’s initial investment in National CineMedia until National CineMedia’s future net earnings equal or exceed the amount of the above excess distribution. Until such time, equity earnings related to the Company’s initial investment in National CineMedia will be recognized only to the extent that the Company receives cash distributions from National CineMedia. During the years ended January 1, 2009 and December 27, 2007, the Company received $33.1 million and $18.6 million, respectively, in cash distributions from National CineMedia. Approximately $2.8 million of these cash distributions received during the year ended January 1, 2009 were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during each of these periods and have been included as component of “Earnings recognized from NCM” in the accompanying consolidated financial statements.

After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007.

Also in connection with the IPO, the joint venture partners entered into a Common Unit Adjustment Agreement with National CineMedia. The Common Unit Adjustment Agreement was created to account for changes in the number of theatre screens operated by each of the joint venture partners. Historically, each of the joint venture partners has increased the number of screens it operates through acquisitions and newly built theatres. Since these incremental screens and increased attendance in turn provide for additional advertising revenues to National CineMedia, National CineMedia agreed to compensate the joint venture partners by issuing additional common membership units to the joint venture partners in consideration for their increased attendance and overall contribution to the joint venture. The Common Unit Adjustment Agreement also provides protection to National CineMedia in that the joint venture partners may be required to transfer or surrender common units to National CineMedia based on certain limited events, including declines in attendance and the number of screens operated. As a result, each joint venture partner’s equity ownership interests are proportionately adjusted to reflect the risks and rewards relative to their contributions to the joint venture.

The Common Unit Adjustment Agreement provides that transfers of common units are solely between the joint venture partners and National CineMedia. There are no transfers of units among the joint venture partners. In addition, there are no circumstances under which common units would be surrendered by the Company to National CineMedia in the event of an acquisition by one of the joint venture partners. However, adjustments to the common units owned by one of the joint venture partners will result in an adjustment to the Company’s equity ownership interest percentage in National CineMedia.

Pursuant to our Common Unit Adjustment Agreement, from time to time, common units of National CineMedia held by the joint venture partners will be adjusted up or down through a formula (“common unit adjustment”) primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each joint venture partner. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a joint venture partner if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of two percent or more in the total annual attendance of all of the joint venture partners. In the event that a common unit adjustment is determined to be a negative number, the joint venture partner shall cause, at its election, either (a) the transfer and surrender to National CineMedia a number of common units equal to all or part of such joint venture partner’s common unit adjustment or (b) pay to National CineMedia, an amount equal to such joint venture partner’s common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement.

As a result of the annual adjustment provisions of the Common Unit Adjustment Agreement, on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. In addition, on May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement for our increase in screens in connection with our acquisition of Consolidated Theatres. These adjustments increased the number of National CineMedia common units held by us to approximately 24.9 million and as a result, on a fully diluted basis, we own a 25.1% interest in NCM, Inc. as of January 1, 2009. The Company recorded the additional units at fair value using the available closing stock prices of NCM, Inc. as of the dates at which the units were received. Since the additional common units received do not represent the funding of prior losses of National CineMedia, the fair value of such units were recorded as separate investment tranches in National CineMedia. Accordingly, the Company recorded a $73.4 million increase in its investment in National CineMedia during the year ended January 1, 2009. Since Consolidated Theatres maintains an existing agreement with an on-screen advertising provider, National CineMedia will not be provided access to such theatre locations until expiration of the related advertising contract. In accordance with the Common Unit Adjustment Agreement, Regal agreed to pay National CineMedia an amount that approximates the earnings before interest, taxes, depreciation and amortization that would have been generated by National CineMedia if it were able to sell on-screen advertising in the acquired theatre locations on an exclusive basis. The fair value of such payment was approximately $8.0 million and was accrued by the Company during the year ended January 1, 2009. Such amount was determined by the present value of the ultimate amount estimated to be paid to National CineMedia (approximately $8.9 million) through expiration of the on-screen advertising contract. The accretion associated with this obligation will be reflected in interest expense over the life of the related obligation. The Company recorded the remaining $65.4 million as an increase to deferred revenue. This amount will be amortized to advertising revenue over the remaining term of the ESA (approximately 29 years) following the units of revenue method.

Since the additional common units received represent separate investment tranches in National CineMedia, any undistributed equity in the earnings of National CineMedia pertaining to these tranches will be recognized under the equity method of accounting. As a result, the Company’s share in the net income of National CineMedia with respect to these tranches totaled $2.6 million during the year ended January 1, 2009. Such amounts have been included as a component of “Earnings recognized from NCM” in the consolidated financial statements. As of January 1, 2009, our investment in National CineMedia totaled approximately $73.1 million.

As a result of the ESA amendment and related modification payment, the Company recognizes various types of other revenue from National CineMedia, including per patron and per digital screen theatre access fees, net of payments for on-screen advertising time provided to our beverage concessionaire, other NCM revenue (such as meeting and event services, live and pre-recorded concerts, sporting events and other entertainment programming content) and amortization of upfront ESA modification fees utilizing the units of revenue amortization method. These revenues are presented as a component of other operating revenue in the Company’s financial statements and consist of the following amounts:

	Year Ended January 1, 2009	Period from February 13, 2007 through December 27, 2007
	(in millions)
Theatre access fees per patron	$16.3	$14.8
Theatre access fees per digital screen	4.9	4.0
Other NCM revenue	3.5	2.8
Amortization of ESA modification fees	3.2	2.1
Payments to beverage concessionaire	(13.6)	(16.4)
Total	$14.3	$7.3

As of January 1, 2009, approximately $2.3 million and $2.2 million due from/to National CineMedia were included in “Trade and other receivables, net” and “Accounts payable,” respectively. As of December 27, 2007, approximately $2.0 million and $2.2 million due from/to National CineMedia were included in “Trade and other receivables, net” and “Accounts payable,” respectively.

As of the date of our 2008 Form 10-K, no summarized financial information for National CineMedia was available for the year ended January 1, 2009.

5. DEBT OBLIGATIONS

Debt obligations at January 1, 2009 and December 27, 2007 consist of the following (in millions):

	January 1, 2009	December 27, 2007
Regal 6 1/4% Convertible Senior Notes, net of debt discount	$190.5	$—
Regal 3 3/4% Convertible Senior Notes, net of debt discount	—	121.9
Regal Cinemas Amended Senior Credit Facility	1,661.8	1,683.0
Regal Cinemas 9 3/8% Senior Subordinated Notes	51.5	51.5
Lease financing arrangements, weighted average interest rate of 11.19%, maturing in various installments through January 2021	81.8	85.8
Capital lease obligations, 8.5% to 10.3%, maturing in various installments through December 2017	19.0	20.6
Other	0.3	0.9
Total debt obligations	2,004.9	1,963.7
Less current portion	(23.4)	(146.5)
Total debt obligations, net of current portion	$1,981.5	$1,817.2

Regal 6 1/4% Convertible Senior Notes—On March 10, 2008, Regal issued $200.0 million aggregate principal amount of the 6 1/4% Convertible Senior Notes. Interest on the 6 1/4% Convertible Senior Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. The 6 1/4% Convertible Senior Notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The 6 1/4% Convertible Senior Notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the 6 1/4% Convertible Senior Notes. On or after December 15, 2010, our note holders will have the option to convert their 6 1/4% Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder’s option upon a fundamental change (as defined in the indenture to the 6 1/4% Convertible Senior Notes dated March 10, 2008) at the then-existing conversion price per share. Prior to December 15, 2010, our note holders have the right, at their option, to convert their 6 1/4% Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder’s option upon a fundamental change, at the then existing conversion price per share, subject to further adjustments described below, if:

• during any calendar quarter commencing after June 30, 2008, and only during such calendar quarter, if the last reported sale price per share of Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of Class A common stock for the 6 1/4% Convertible Senior Notes on the last trading day of such immediately preceding calendar quarter;

• during the five consecutive business days immediately after any ten consecutive trading day period (such 10 consecutive trading day period, the “Note Measurement Period”) in which the trading price (calculated using the trading price for each of the trading days in the Note Measurement Period) per $1,000 principal amount of the 6 1/4% Convertible Senior Notes was less than 95% of the product of the last reported sale price per share of Class A common stock and the conversion rate for each day of the Note Measurement Period as determined following a request by a holder of the notes in accordance with the procedures described more fully in the 6 1/4% Convertible Senior Notes indenture;

• during certain periods if specified corporate transactions occur or specified distributions to holders of common stock are made, each as set forth in the 6 1/4% Convertible Senior Notes indenture (excluding certain distributions and excluding quarterly dividends not in excess of the base dividend amount (as defined in the 6 1/4% Convertible Senior Notes indenture)), in which case, the conversion price per share will be adjusted as set forth in the 6 1/4% Convertible Senior Notes indenture; or

• a fundamental change (as defined in the 6 1/4% Convertible Senior Notes indenture) occurs, a note holder may elect to convert all or a portion of its notes at any time commencing on the effective date of such transaction or 15 days prior to the anticipated effective date (in certain circumstances) until the latter of: (i) the day before the fundamental change repurchase date and (ii) 30 days following the effective date of such transaction (but in any event prior to the close of business on the business day prior to the maturity date), in which case we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares of Class A common stock, as set forth in the table in the 6 1/4% Convertible Senior Notes indenture.

On January 1, 2009, at the then-current conversion price of $23.0336 per share (which conversion price may be adjusted pursuant to the certain events described further in the 6 1/4% Convertible Senior Notes indenture), each $1,000 of aggregate principal amount of 6 1/4% Convertible Senior Notes is convertible into approximately 43.4148 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

In connection with the issuance of the 6 1/4% Convertible Senior Notes, we used approximately $6.6 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the “2008 Convertible Note Hedge”) with Credit Suisse, we paid $12.6 million for a forward purchase option contract under which we are entitled to purchase from Credit Suisse a fixed number of shares of our Class A common stock (at January 1, 2009, at a price per share of $23.0336). In the event of the conversion of the 6 1/4% Convertible Senior Notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the 6 1/4% Convertible Senior Notes, a number of shares of Class A Common stock equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the 6 1/4% Convertible Senior Notes. We accounted for the 2008 Convertible Note Hedge pursuant to the guidance in EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock. Accordingly, the $12.6 million purchase price of the forward stock purchase option contract was recorded as an increase to consolidated stockholders’ deficit.

We also sold to Credit Suisse a warrant (the “2008 Warrant”) to purchase shares of our Class A common stock. The 2008 Warrant is currently exercisable for approximately 8.7 million shares of our Class A common stock at a January 1, 2009 exercise price of $25.376 per share (which exercise price may be adjusted pursuant to the provisions of the 2008 Warrant). We received $6.0 million in cash from Credit Suisse in return for the sale of this forward share purchase option contract. Credit Suisse cannot exercise the 2008 Warrant unless and until a conversion event occurs. We have the option of settling the 2008 Warrant in cash or shares of our Class A common stock. We accounted for the sale of the 2008 Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $6.0 million sales price of the forward stock purchase option contract was recorded as a debit to consolidated stockholders’ deficit.

The 2008 Convertible Note Hedge and the 2008 Warrant allow us to acquire sufficient Class A common shares from Credit Suisse to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $25.376 (as of January 1, 2009). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a share-for-share hedge of the dilutive impact of possible conversion.

The 6 1/4% Convertible Senior Notes allow us to settle any conversion by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument B as set forth in EITF 90-19, Convertible Bonds with Issuer Option to Settle for Cash upon Conversion. Because the accreted value of the 6 1/4% Convertible Senior Notes may be settled in cash, shares of our Class A common stock or a combination of stock and cash, the accreted value of the 6 1/4% Convertible Senior Notes is assumed to be settled in shares and will result in dilution in our earnings per share computations using the if-converted method, if the effect is dilutive (see Note 10—“Recent Accounting Pronouncements”).

Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008. Interest on the 3 3/4% Convertible Senior Notes was payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The 3 3/4% Convertible Senior Notes were senior unsecured obligations of Regal and ranked on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The 3 3/4% Convertible Senior Notes were effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries guaranteed any of our obligations with respect to the 3 3/4% Convertible Senior Notes. Our note holders had the option to convert their 3 3/4% Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder’s option upon a change in control, at the then existing conversion price per share.

In connection with the issuance of the 3 3/4% Convertible Senior Notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the 3 3/4% Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the “Convertible Note Hedge”) with Credit Suisse, we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from Credit Suisse a fixed number of shares of our Class A common stock. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19. Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as an increase to consolidated stockholders’ deficit.

We also sold to Credit Suisse a warrant (the “Warrant”) to purchase shares of our Class A common stock. We received $17.4 million in cash from Credit Suisse in return for the sale of this forward share purchase option contract. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a debit to consolidated stockholders’ deficit.

The Convertible Note Hedge and the Warrant allowed us to acquire sufficient Class A common shares from Credit Suisse to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeded then current Warrant exercise prices. When the fair value of our Class A common shares exceeded such Warrant exercise prices, the equity contracts no longer had an offsetting economic impact, and accordingly were no longer effective as a hedge of the dilutive impact of possible conversion.

The 3 3/4% Convertible Senior Notes allowed us to settle any conversion by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion. Because the accreted value of the 3 3/4% Convertible Senior Notes would be settled in cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which could be settled in stock, resulted in dilution in our earnings-per-share computations.

During the year ended December 28, 2006, holders of $116.3 million in principal amount of 3 3/4% Convertible Senior Notes exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $152.1 million. As a result of these conversions, the Company recorded a $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) during the year ended December 28, 2006. In connection with these conversions, the Company received net proceeds of approximately $17.9 million from Credit Suisse attributable to the Convertible Note Hedge and the Warrant. Such proceeds were recorded as an increase to additional paid-in capital.

In connection with the issuance of the 6 1/4% Convertible Senior Notes described above, on March 5, 2008 and March 10, 2008, we redeemed a total of approximately $90.0 million principal amount of the 3 3/4% Convertible Senior Notes, in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment during the year ended January 1, 2009. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse attributable to the convertible note hedge (the “2003 Convertible Note Hedge”) and the warrant (the “2003 Warrant”) associated with the 3 3/4% Convertible Senior Notes. Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital.

Regal Cinemas 9 3/8% Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”). Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, and the Senior Subordinated Notes mature on February 1, 2012. The Senior Subordinated Notes are guaranteed by most of Regal Cinemas’ existing subsidiaries and are unsecured, ranking behind Regal Cinemas’ obligations under its fifth amended and restated Senior Credit Facility (the “Amended Senior Credit Facility”) and any future senior indebtedness.

On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the Senior Subordinated Notes, which were issued under the indenture pursuant to which Regal Cinemas sold its Senior Subordinated Notes in January 2002.

Regal Cinemas has the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest.

On April 15, 2004, Regal and its subsidiary, Regal Cinemas Bond Corporation (“RCBC”), commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the 9 3/8% Senior Subordinated Notes. On April 27, 2004, the Company completed its consent solicitation with respect to the Senior Subordinated Notes amending the indenture governing the Senior Subordinated Notes to eliminate substantially all of the restrictive covenants and certain default provisions. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Such consideration was determined as of April 28, 2004 by reference to a fixed spread above the yield to maturity of the 2.25% U.S. Treasury Note due February 15, 2007. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million. The tender offer and consent solicitation were financed with a portion of the proceeds from the Amended Senior Credit Facility described below. Approximately $918.3 million of the proceeds from the Amended Senior Credit Facility, together with a portion of Regal Cinemas’ available cash, was distributed by Regal Cinemas to Regal, which used approximately $718.3 million of the proceeds to pay an extraordinary dividend of $5.00 per share to its holders of Class A and Class B common stock on June 2, 2004. The remaining balance was retained for the acquisitions of seven theatres acquired during the quarter ended July 1, 2004, 28 theatres acquired from Signature Theatres on September 30, 2004 and for general corporate purposes. Upon consummation of the refinancing of Regal Cinemas’ senior indebtedness, Regal recognized a loss on debt extinguishment of approximately $76.1 million. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

Regal Cinemas Fifth Amended and Restated Credit Agreement—On October 27, 2006, Regal Cinemas entered into a fifth amended and restated credit agreement (the “Amended Senior Credit Facility”) with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the other lenders party thereto, which consists of a term loan facility (the “Term Facility”) in an aggregate original principal amount of $1,700.0 million and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $100.0 million. Due to the of recent bankruptcy filings by Lehman and certain of its affiliates and the sudden deterioration in the credit standing of the Lehman affiliate party to our Revolving Facility, the aggregate principal amount available for drawing under the Revolving Facility was reduced by $5.0 million to $95.0 million during the year ended January 1, 2009. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit.

The principal balance of the Term Facility in the Amended Senior Credit Facility was higher than the term loan balance in the prior credit facility, and such higher principal balance resulted in net proceeds of $21.2 million from the Amended Senior Credit Facility which were set aside for general corporate purposes. Upon the execution of the Amended Senior Credit Facility, Regal recognized a loss on debt extinguishment of approximately $2.3 million, including $0.8 million of third party costs. In addition, approximately $19.2 million of new debt acquisition costs were recorded in connection with consummation of the Amended Senior Credit Facility.

The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every three months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2013 and the second on October 27, 2013.

The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. The obligations under the Amended Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries’ personal property and certain real property. The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas’ option, at either a base rate or an Adjusted Eurodollar Rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin. The base rate is the higher of Prime Rate, as determined by Credit Suisse, and the Federal Funds Effective Rate plus 0.5%. Regal Cinemas may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 12 months for the Adjusted Eurodollar Rate. The applicable margin is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries. Calculation of interest is on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of base rate loans based on the Prime Rate) and interest is payable at the end of each interest period (or quarterly in the case of base rate loans based on the Prime Rate) and, in any event, at least every 3 months. As of January 1, 2009 and December 27, 2007, borrowings of $1,661.8 million and $1,683.0 million, respectively, were outstanding under the Term Facility at an effective interest rate of 4.42% (as of January 1, 2009) and 6.09% (as of December 27, 2007), after the impact of the interest rate swaps described below is taken into account.

Regal Cinemas may prepay borrowings under the Amended Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Amended Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

• 50% of excess cash flow in any fiscal year (as reduced by voluntary repayments of the Term Facility), with elimination based upon achievement and maintenance of a leverage ratio of less than 3.75:1.00;

• 100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

• 100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

• 50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.50:1.00.

The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

The Amended Senior Credit Facility includes several financial covenants including:

• maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Amended Senior Credit Facility) (initially set at 6.00:1.00 and declining in subsequent periods);

• maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (initially equal to 4.00:1.00 and declining in subsequent periods);

• minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Amended Senior Credit Facility; and

• maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

The Amended Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of Regal Cinemas and of the Amended Senior Credit Facility by each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

The Amended Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations may restrict the ability of Regal Cinemas to fund the operations of the Company or any subsidiary of the Company that is not designated as a restricted subsidiary of Regal Cinemas under the Amended Senior Credit Facility.

The Amended Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; breach of certain covenants; breach of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. Upon the occurrence of an event of default, all obligations under the Amended Senior Credit Facility may be accelerated.

Under the Amended Senior Credit Facility, Regal Cinemas also established an additional term loan facility (“Incremental Term Facility”) solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise settling the conversion of all or a portion of the 3 3/4% Convertible Senior Notes. The Incremental Term Facility expired on May 15, 2008, the date at which the 3 3/4% Convertible Senior Notes matured.

Please refer to Note 14 to the consolidated financial statements for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

Interest Rate Swaps

On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations. On June 30, 2008, two of our interest rate swaps designated to hedge $300.0 million of variable rate debt obligations matured. On October 3, 2008, an interest rate swap agreement designed to hedge approximately $100.0 million of variable rate debt obligations effectively terminated.

Under the terms of the remaining three interest rate swap agreements (which hedge an aggregate of approximately $700.0 million of variable rate debt obligations as of January 1, 2009), Regal Cinemas pays interest at various fixed rates ranging from 4.15% to 4.994% and receives interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133 and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $700.0 million of variable rate obligations. The change in the fair values of the interest rate swaps is recorded on the Company’s consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the three interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company’s interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

On September 15, 2008, because of the sudden deterioration in the credit standing of the Lehman counterparty to an interest rate swap agreement designed to hedge approximately $100.0 million of variable rate debt obligations, the Company concluded that the hedging relationship was no longer expected to be highly effective in achieving offsetting cash flows. As a result, on September 15, 2008, the hedging relationship ceased to qualify for hedge accounting under SFAS No. 133. For the period from September 15, 2008 through September 25, 2008, the Company recognized $0.5 million (the change in fair value of the former hedging derivative) as a reduction of interest expense in the consolidated financial statements. On October 3, 2008, the Lehman counterparty filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. As a result, an event of default occurred under the provisions of the interest rate swap agreement between us and the Lehman counterparty, which effectively terminated the interest rate swap on October 3, 2008, as indicated above. Accordingly, $1.6 million of accumulated other comprehensive loss as of October 3, 2008 will be reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings (i.e., when interest payments are made on the variable rate debt obligations) as an adjustment to interest expense over the remaining life of the two-year original hedge as long as the variable rate debt obligations remain outstanding. During the quarter ended January 1, 2009, the Company released a portion of the deferred loss in accumulated other comprehensive loss by recording interest expense (net of related tax effects) of approximately $0.4 million and a corresponding $0.4 million reduction of other comprehensive loss. The Company is in the process of determining a final termination value associated with the interest rate swap, but does not expect the termination value to be materially different from the current liability recorded (approximately $2.1 million) as of January 1, 2009.

As of January 1, 2009, the aggregate fair value of the remaining three interest rate swaps was determined to be approximately $(14.2) million, which has been recorded as a component of “Accrued Expenses” with a corresponding amount of $(8.7) million, net of tax, recorded to “Accumulated Other Comprehensive Loss.” These interest rate swaps exhibited no ineffectiveness for the years ended January 1, 2009, December 27, 2007 and December 28, 2006.

Please refer to Note 14 to the consolidated financial statements for a discussion of an amendment to our Amended Senior Credit Facility and other financing transactions effected subsequent to the year ended January 1, 2009.

Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of EITF 97-10 and SFAS No. 98.

Maturities of Debt Obligations—The Company’s long-term debt and future minimum lease payments for its capital lease obligations and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2009	$17.1	$3.4	$13.6	$34.1
2010	12.9	3.4	13.8	30.1
2011	217.1	3.4	13.8	234.3
2012	68.5	3.4	13.8	85.7
2013	1,598.0	3.4	13.9	1,615.3
Thereafter	—	10.2	71.8	82.0
	1,913.6	27.2	140.7	2,081.5
Less: interest on capital leases and lease financing arrangements		(8.2)	(58.9)	(67.1)
Totals	$1,913.6	$19.0	$81.8	$2,014.4

6. LEASES

The Company accounts for a majority of its leases as operating leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of January 1, 2009, are summarized for the following fiscal years (in millions):

2009	$352.6
2010	350.7
2011	345.3
2012	334.0
2013	325.8
Thereafter	2,166.7

Rent expense under such operating leases amounted to $363.3 million, $335.9 million and $323.2 million for the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively. Contingent rent expense was $20.4 million, $19.6 million and $18.4 million for the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively.

Sale-Leaseback Transactions

The Company has historically entered into sale and leaseback transactions whereby owned properties were sold and leased back under operating leases. The minimum rentals for these operating leases are included in the table above.

In December 1995, UATC entered into a sale and leaseback transaction whereby 31 owned properties were sold to and leased back from an unaffiliated third party. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. In connection with this sale and leaseback transaction, UATC entered into a Participation Agreement that requires UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuance of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends. As of January 1, 2009, 12 theaters were subject to the sale leaseback transaction and approximately $42.8 million in principal amount of pass-through certificates were outstanding.

7. INCOME TAXES

The components of the provision for income taxes for income from operations are as follows (in millions):

	Year ended January 1, 2009	Year ended December 27, 2007	Year ended December 28, 2006
Federal:
Current	$76.9	$199.2	$78.2
Deferred	(15.8)	(6.1)	(20.1)
Total Federal	61.1	193.1	58.1
State:
Current	17.7	48.1	16.4
Deferred	(4.4)	—	(5.0)
Total State	13.3	48.1	11.4
Total income tax provision	$74.4	$241.2	$69.5

During the years ended January 1, 2009, December 27, 2007 and December 28, 2006, a current tax benefit of $0.5 million, $15.3 million and $14.1 million, respectively, was allocated directly to stockholders’ equity for the exercise of stock options and dividends paid on restricted stock.

A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended January 1, 2009	Year ended December 27, 2007	Year ended December 28, 2006
Provision calculated at federal statutory income tax rate	$65.3	$210.5	$60.8
State and local income taxes, net of federal benefit	8.5	27.4	7.4
Other	0.6	3.3	1.3
Total income tax provision	$74.4	$241.2	$69.5

Significant components of the Company’s net deferred tax asset consisted of the following at (in millions):

	January 1, 2009	December 27, 2007
Deferred tax assets:
Net operating loss carryforward	$44.5	$54.9
Excess of tax basis over book basis of intangible assets	46.5	—
Deferred revenue	140.5	112.1
Deferred rent	40.6	37.3
Interest rate swaps	7.5	5.0
Other	14.9	13.0
Accrued expenses	0.5	0.5
Total deferred tax assets	295.0	222.8
Valuation allowance	(12.1)	(10.5)
Total deferred tax assets, net of valuation allowance	282.9	212.3
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(128.5)	(78.0)
Excess of book basis over tax basis of intangible assets	—	(3.5)
Excess of book basis over tax basis of NCM joint venture and other	(59.4)	(66.2)
Other	(2.0)	(1.8)
Total deferred tax liabilities	(189.9)	(149.5)
Net deferred tax asset	$93.0	$62.8

At January 1, 2009, the Company had net operating loss carryforwards for federal income tax purposes of approximately $95.9 million with expiration commencing in 2018. The Company’s net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the “ownership change” limitations.

In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at January 1, 2009 and December 27, 2007 totaling $12.1 million and $10.5 million, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Approximately $7.6 million and $8.0 million of the valuation allowance relates to pre-acquisition deferred tax assets of Edwards and United Artists as of January 1, 2009 and December 27, 2007, respectively. Reductions in the valuation allowance associated with a change in management’s determination of the Company’s ability to realize these deferred tax assets reduce recorded goodwill related to such acquisitions (see Note 2 under “Recent Accounting Pronouncements”). During the year ended January 1, 2009, the valuation allowance was increased by $0.7 million as a result of an adjustment in the deferred tax asset against which such valuation allowance was recorded. Additionally, during the year ended January 1, 2009, the valuation allowance was increased by $0.9 million related to management’s determination that it was more likely than not that certain state net operating losses created during the year ended January 1, 2009, would not be realized.

Effective December 29, 2006, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). A reconciliation of the change in the amount of unrecognized tax benefits during the years ended January 1, 2009 and December 27, 2008 was as follows (in millions):

	Year Ended January 1, 2009	Year Ended December 27, 2007
Beginning balance	$37.9	$32.5
Additions based on tax positions related to the current year	—	7.6
Expired tax attributes	(0.1)	(1.3)
State tax settlements	(1.5)	—
Lapse of statute of limitations	(2.2)	(0.9)
Ending balance	$34.1	$37.9

Exclusive of interest and penalties, it is reasonably possible that gross unrecognized tax benefits associated with state tax positions will decrease between $2.0 million and $4.0 million within the next twelve months due the expiration of the statute of limitations and settlement of tax disputes with taxing authorities.

The total net unrecognized tax benefits that would affect the effective tax rate if recognized at January 1, 2009 and December 27, 2007, were $5.3 million and $5.7 million, respectively. Additionally, as of January 1, 2009 and December 27, 2007, approximately $1.6 million of the total net unrecognized tax benefit would result in an increase to the valuation allowance if recognized. Subsequent to the adoption of SFAS No. 141R, approximately $20.1 million of the net unrecognized tax benefits at January 1, 2009 will affect the effective tax rate if recognized (see Note 2 under “Recent Accounting Pronouncements”).

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of January 1, 2009 and December 27, 2007, the Company had accrued gross interest and penalties of approximately $2.7 million and $3.8 million, respectively. No interest and penalties were recognized in the statement of income for the year ended January 1, 2009. The total amount of interest and penalties recognized in the statement of income for the period ended December 27, 2007 was $0.6 million. Additionally, during the year ended January 1, 2009, accrued interest and penalties were reduced by $1.1 million as a result of payment of accrued amounts and the resolution of uncertain tax positions that impacted recorded goodwill.

The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In June 2005, the Company was notified that the Internal Revenue Service (“IRS”) would examine its 2002 and 2003 federal income tax returns. During October 2005, the IRS completed its examination of the Company’s federal tax returns for such years and the Company and the IRS agreed to certain adjustments to the Company’s 2002 and 2003 federal tax returns. Such adjustments did not have a material impact on the Company’s provision for income taxes. The Company is no longer subject to U.S. federal examinations by tax authorities for years before 2005, and with limited exceptions, is no longer subject to state income tax examinations for years before 2004. However, the taxing authorities still have the ability to review the propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year.

8. LITIGATION AND CONTINGENCIES

Acquisition of Consolidated Theatres

As described in Note 3—“Acquisition,” in conjunction with the closing of Consolidated Theatres, we entered into a final judgment with the DOJ, which requires us to hold separate and divest ourselves of four theaters comprising 52 screens in North Carolina. During the year ended January 1, 2009, the Company entered into an agreement to sell three of the four theatres. On October 23, 2008, the Company completed its divestiture of the three theatres. In accordance with the final judgment, a court appointed trustee has been selected to attempt to sell the last of the four theatres.

Other

Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the “ADA”) to the extent that such properties are “public accommodations” and/or “commercial facilities” as defined by the ADA.

Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance.

In prior years, private litigants and the DOJ had filed claims against us or our subsidiaries alleging that a number of our theatres with stadium seating violated the ADA because these theatres allegedly failed to provide wheelchair-bound patrons with lines of sight comparable to those available to other members of the general public and denied persons in wheelchairs access to the stadium portion of the theatres. On June 8, 2005, Regal reached an agreement with the DOJ resolving and dismissing the private litigants’ claims and all claims made by the United States under the ADA. From time to time, we receive claims that the stadium seating offered by our theatres allegedly violates the ADA. In these instances, we seek to resolve or dismiss these claims based on the terms of the DOJ settlement or under applicable ADA standards.

In addition, we, from time to time, receive letters from the attorneys general of states in which we operate theatres regarding investigation into the accessibility of our theatres to persons with visual or hearing impairments. We believe we provide the members of the visually and hearing impaired communities with reasonable access to the movie-going experience.

We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

On or about January 3, 2007, suit was initiated against the Company in Federal Court, Central District of California, styled, Bateman, individually and on behalf of all others similarly situated, v. Regal Cinemas, Inc. and United Artists Theatre Circuit, Inc., et al., alleging violations of the Fair and Accurate Transaction Act, for allegedly printing expiration dates and credit card numbers on customer receipts. The plaintiff seeks to represent a class of individuals allegedly harmed by this alleged practice. The complaint seeks actual damages and/or statutory damages of at least one hundred dollars or up to one thousand dollars per violation, and attorney fees and costs. We believe we are in substantial compliance with all applicable federal and state laws governing these trade practices.

RCI is a defendant in a few remaining claims arising from its decision to file voluntary petitions for bankruptcy relief. We and our various subsidiary corporations are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment and contractual matters and other disputes. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

The Company has employment contracts with three of its current executive officers, Messrs. Campbell and Dunn, and Ms. Miles. Under each of these three agreements, the Company shall indemnify each such executive against all liabilities with respect to such executives’ service as an officer, and as a director, to the extent applicable. In addition, under the employment contracts with its three current executives, each executive is entitled to severance payments in connection with the termination by the Company of the executive without cause, the termination by the executive for good reason, or the termination of the executive, under circumstances, in connection with a change in control of Regal.

Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, if we terminate any of these executives’ employment, or if any of these executives resign for good reason, within three months prior to, or one year after, a change of control of the Company, which we refer to as a change in control, he or she is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that he or she would have received in respect of the fiscal year in which the termination occurs; and (ii) in the case of Mr. Campbell, two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months and in the case of Mr. Dunn or Ms. Miles, two times the executive’s annual salary plus one and one-half times the executive’s target bonus, and health and life insurance benefits for 30 months.

We also provide for severance payments if we terminate a covered executive’s employment without cause or if a covered executive terminates his or her employment for good reason if such executive provides written notification to us of the existence of a condition constituting good reason within 90 days of the initial existence of such condition and the resignation occurs within two (2) years of such existence date. These severance payments would be equal to two times such executive’s base annual salary plus one times such executive’s target cash bonus. Under those circumstances, he or she is entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year as well as health and life insurance benefits for 24 months from the date of termination.

Pursuant to such employment agreements, the maximum amount of payments and benefits payable to Messrs. Campbell and Dunn and Ms. Miles if such executives were terminated as of January 1, 2009 would be $7.7 million.

Each executive’s employment agreement contains standard provisions for non-competition and non-solicitation of the Company’s employees (other than executive’s secretary or other administrative employee who worked directly for him or her) that become effective as of the date of the executive’s termination of employment and that continue for one year thereafter. Each Executive is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION

Capital Stock

As of January 1, 2009, the Company’s authorized capital stock consisted of:

•500,000,000 shares of Class A common stock, par value $0.001 per share;

•200,000,000 shares of Class B common stock, par value $0.001 per share; and

•50,000,000 shares of preferred stock, par value $0.001 per share.

Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company’s initial public offering in May 2002. The Company’s Class A common stock is listed on the New York Stock Exchange under the trading symbol “RGC.” As of January 1, 2009, 129,801,284 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of January 1, 2009, all of which are held by Anschutz. Each share of Class B common stock converts into one share of Class A common stock at the option of the holder or upon certain transfers of a holder’s Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of January 1, 2009. The Class A common stock is entitled to one vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company’s certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

Common Stock

The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder’s Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company’s remaining assets available for distribution to the stockholders in the event of the Company’s liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class.

Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company’s capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

The Company’s certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company’s board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of January 1, 2009, no shares of preferred stock are outstanding.

Share Repurchase Program

During 2004, the Company’s board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company’s outstanding Class A common stock within a twelve month period. During 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company’s board of directors extended the share repurchase program during the fiscal year ended January 1, 2009 for an additional twelve month period. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through November 2009. The Company made no repurchases of its outstanding Class A common stock during the years ended January 1, 2009, December 27, 2007 and December 28, 2006. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital.

Warrants

Other than disclosed in Note 5—“Debt Obligations” and Note 12—“Earnings Per Share,” no warrants to acquire the Company’s Class A or Class B common stock were outstanding as of January 1, 2009.

Dividends

Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company’s Class A and Class B common stock, or approximately $184.2 million in the aggregate, during the year ended January 1, 2009. Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company’s Class A and Class B common stock, or approximately $183.1 million in the aggregate, during 2007. In addition, on March 5, 2007, Regal declared an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company’s Class A and Class B common stock, or approximately $179.6 million in the aggregate, during the year ended December 28, 2006.

Share-Based Compensation

In 2002, the Company established the Incentive Plan for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under “Restricted Stock” and “Performance Share Units” the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture.

In conjunction with the exchange transaction on April 12, 2002, the holders of outstanding options of United Artists and Regal Cinemas received under the Incentive Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction.

Stock Options

In connection with the July 1, 2003, June 2, 2004 and April 13, 2007 extraordinary cash dividends and pursuant to the antidilution adjustment terms of the Incentive Plan, the exercise price and the number of shares of Class A common stock subject to options held by the Company’s option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividends. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, from $2.4407 to $16.1768 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 5,185,100, and an increase in the total number of authorized shares under the Incentive Plan to 18,269,213 (after giving effect to the May 11, 2005 amendment to the Incentive Plan, which increased the total number of shares of Class A common stock authorized for issuance under the Incentive Plan by 1,889,759 shares). As of January 1, 2009 and after giving effect to the antidilution adjustments and the May 11, 2005 amendment to the Incentive Plan, options to purchase a total of 584,482 shares of Class A common stock were outstanding under the Incentive Plan, and 2,663,462 shares remain available for future issuance under the Incentive Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividends. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividends because (1) the aggregate intrinsic value of the awards immediately after the extraordinary dividends was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividends and (2) the ratio of the exercise price per share to the market value per share was not reduced.

Effective December 30, 2005, the Company adopted SFAS No. 123R utilizing the modified prospective approach. Prior to the adoption of SFAS No. 123R, we accounted for stock option grants in accordance with APB 25 (the intrinsic value method), and accordingly, recognized no compensation expense for those stock options having an exercise price equal to the market value of the Company’s Class A common stock on the date of the grant. Under the modified prospective approach, SFAS No. 123R applies to awards that were outstanding on December 30, 2005 and to new awards and the modification, repurchase or cancellation of awards after December 30, 2005. Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes share-based compensation cost for all share-based payments granted prior to, but not yet vested as of December 30, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation and recognized as expense over the remaining requisite service period. Share-based compensation cost for all share-based payments granted subsequent to December 30, 2005 are based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R and recognized as expense over the employee’s requisite service period. Prior periods were not restated to reflect the impact of adopting the new standard.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS No. 123R. The alternative transition method includes a simplified method to establish the beginning balance of the APIC pool related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R.

Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant.

We use the Black-Scholes option pricing model to estimate the fair value of our stock option awards based on factors at the date of grant. Stock compensation expense for each of the years ended January 1, 2009, December 27, 2007 and December 28, 2006 was based on the following assumptions at the dates the stock options were granted:

Expected volatility	38.0% - 39.0%
Expected life of options (in years)	7.5
Risk-free interest rate	3.0% - 4.9%
Dividend yield	3.0% - 4.5%

Expected volatility is based on historical volatility of the Company’s common stock price. The expected term of options granted is derived using the midpoint of the average vesting period and contractual life of the stock options. The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the Black-Scholes model. The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. There were no stock options granted during the years ended January 1, 2009, December 27, 2007 and December 28, 2006.

As share-based compensation expense recognized in the consolidated statement of income for the years ended December 27, 2007 and December 28, 2006 is based on awards ultimately expected to vest, it should be reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended January 1, 2009, December 27, 2007 and December 28, 2006, the Company recognized approximately $0.2 million, $1.3 million and $6.5 million, respectively, of share-based compensation expense related to stock options. Such expense is presented as a component of general and administrative expenses. At January 1, 2009, there was $0.3 million of unrecognized compensation cost related to share-based payments which is expected to be recognized through June 2009.

We receive a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the price at which the stock is sold over the exercise price of the options. In accordance with SFAS No. 123R, we are required to report excess tax benefits from the award of equity instruments as financing cash flows. Excess tax benefits are recorded when a deduction reported for tax return purposes for an award of equity instruments exceeds the cumulative compensation cost for the instruments recognized for financial reporting purposes. For the year ended January 1, 2009, our consolidated statement of cash flows reflects $0.2 million of excess tax benefits as financing cash flows. Net cash proceeds from the exercise of stock options were $0.5 million for the year ended January 1, 2009. The actual income tax benefit realized from stock option exercises was $0.3 million for the same period.

The following table represents stock option activity for the year ended January 1, 2009:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contract Life (Yrs.)
Outstanding options at beginning of period	655,965	$9.30	4.78
Granted	—	—
Exercised	(64,646)	7.99
Forfeited	(6,837)	16.18
Outstanding options at end of period	584,482	9.37	3.78
Exercisable options at end of period	559,358	9.06	3.70

The aggregate intrinsic value of options outstanding at January 1, 2009 was $1.5 million, and the aggregate intrinsic value of options exercisable was $1.5 million. Total intrinsic value of options exercised was $0.6 million, $43.9 million and $40.2 million, for the years ended January 1, 2009, December 27, 2007 and December 28, 2006, respectively. As of January 1, 2009, the Company had 25,124 nonvested stock options outstanding with a weighted average grant date fair value of $4.55. As of December 27, 2007, the Company had 98,292 nonvested stock options outstanding with a weighted average grant date fair value of $4.37.

Restricted Stock

The Company maintains the Incentive Plan which provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. In addition, we will receive a tax deduction when restricted stock vests. The Incentive Plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and conditions of the Incentive Plan. On February 11, 2005, 229,990 shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.90 per share. On March 7, 2006, 169,689 shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. The closing price of our Class A common stock on the date of grant was $18.67 per share. On April 25, 2006, June 6, 2006 and September 18, 2006, a total of 15,973 shares were granted in the aggregate under the Incentive Plan at nominal cost to a key employee and certain newly-elected directors. The closing price of our Class A common stock was $20.51 per share on April 25, 2006, $19.28 per share on June 6, 2006 and $19.52 per share on September 18, 2006. On January 10, 2007, 164,647 shares were granted under the Incentive Plan at nominal cost to officers, key employees and certain directors. The closing price of our Class A common stock on the date of grant was $22.25 per share. On August 8, 2007 and September 5, 2007, a total of 7,846 shares were granted in the aggregate under the Incentive Plan at nominal cost to certain newly-elected directors. The closing price of our Class A common stock was $20.98 per share on August 8, 2007 and $22.40 per share on September 5, 2007. On January 16, 2008, 229,572 shares were granted under the Incentive Plan at nominal cost to officers, key employees and certain directors. The closing price of our Class A common stock on the date of grant was $17.07 per share.

During the fiscal years ended January 1, 2009, December 27, 2007 and December 28, 2006, the Company recognized approximately $3.7 million, $2.9 million and $1.6 million, respectively, of share-based compensation expense related to restricted share grants. Such expense is presented as a component of general and administrative expenses. The compensation expense for these awards was determined based on the market price of our stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of January 1, 2009, we have unrecognized compensation expense of $5.4 million associated with restricted stock awards. Upon adoption of SFAS No. 123R, the cumulative effect of a change in accounting principle as a result of our change in policy from recognizing forfeitures as they occur to one where we recognize expense based on our expectation of the amount of awards that will vest over the requisite service period for our restricted stock awards was not material. During the year ended January 1, 2009, the Company paid four cash dividends of $0.30 on each share of outstanding restricted stock totaling approximately $0.8 million.

The following table represents the restricted stock activity for the years ended January 1, 2009, December 27, 2007 and December 28, 2006:

	Year Ended January 1, 2009	Year Ended December 27, 2007	Year Ended December 28, 2006
Unvested at beginning of period:	459,848	322,692	151,760
Granted during the period ended	229,572	172,493	185,662
Vested during the period ended	(40,284)	(26,832)	—
Forfeited during the period ended	(11,521)	(8,505)	(14,730)
Unvested at end of period	637,615	459,848	322,692

Performance Share Units

The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units (each a “Performance Agreement”). Pursuant to the terms and conditions of the Performance Agreement, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in the Performance Agreement. The performance criteria are tied to the average annual total shareholder returns (stock price appreciation plus dividend yield) attained (“TSRA”) by the Company for each full twelve month period ending on the yearly anniversary of the grant date through the applicable calculation date (subject to the provisions contained in the Performance Agreement relating to the grantee’s death, disability, retirement, termination with or without cause or the occurrence of a change of control). The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. Pursuant to the Performance Agreement, on the calculation date, the grantee will be entitled to receive a payment in an amount equal to the dividends paid by the Company with respect to a share of its Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted common stock, if any, the grantee receives pursuant to the Performance Agreement.

On June 1, 2006, 402,150 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.40 per share. On January 10, 2007, 188,789 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $22.25 per share. On January 16, 2008, 252,721 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $17.07 per share. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the actual TSRA on Regal’s Class A common stock on the third anniversary of the grant date to the target TSRA set forth in the Performance Agreement. A target number of shares of restricted common stock to be earned by each eligible grantee has been established with respect to the performance share grants and is primarily based on the grantee’s employee classification and base compensation, referred to as “target long-term incentive” (“Target LTI”) below. In addition, these awards are subject to an additional one-year vesting requirement. The Company has developed a performance range around the target TSRA and the number of shares of restricted stock that will be issued will be based on actual TSRA, according to the following schedule:

Average Annual Shareholder Return	Target Shares of Restricted Stock
12.5% TSRA < 15.0%	50% of Target LTI
15.0% TSRA < 17.5%	100% of Target LTI
17.5% TSRA < 20.0%	125% of Target LTI
20.0% TSRA < 25.0%	150% of Target LTI
25.0% TSRA	175% of Target LTI

Since the performance shares contain a market condition which should be reflected in the grant date fair value of an award in accordance with the provisions of SFAS 123R, the performance shares were measured on the date of grant using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair market value for the performance shares granted. As of the respective grant dates, the aggregate fair value of the performance share awards was determined to be $6.7 million, which includes related dividends on shares ultimately earned and paid on the third anniversary of the respective grant dates. The fair value of the performance share awards will be amortized as compensation expense over the expected terms of the awards, which range from 3 to 4 years. During the years ended January 1, 2009, December 27, 2007 and December 28, 2006, the Company recognized approximately $1.8 million, $1.6 million and $0.5 million, respectively, of share-based compensation expense related to these performance shares. Such expense is presented as a component of general and administrative expenses. As of January 1, 2009, there was $3.0 million of unrecognized compensation cost related to the performance shares. The key assumptions used for valuing performance share awards follow:

As of January 1, 2009
Measurement dates	6/1/2006, 1/10/2007 and 1/16/2008
Measurement dates closing stock price	$17.07—$22.25
Expected volatility	18.3%—19.98%
Risk-free interest rate	2.55%—5.02%
Expected dividend yield	5.39%—7.03%

Expected volatility is based on historical volatility of the Company’s dividend adjusted common stock price measured daily over a three year period ending on the respective grant dates. The risk-free interest rate is set equal to the yield on three-year (constant maturity) U.S. Government bonds as of June 1, 2006, January 10, 2007 and January 16, 2008. The expected dividend yield assumption is based on the Company’s history and expectation of future dividend payouts. The dividend yield is included in the calculation of returns for measurement against the performance goals defined above.

The following tables summarize information about the Company’s number of performance shares for the years ended January 1, 2009, December 27, 2007 and December 28, 2006:

	Year Ended January 1, 2009	Year Ended December 27, 2007	Year Ended December 28, 2006
Unvested at beginning of period:	567,632	383,310	—
Granted (based on target TSRA)	252,721	188,789	402,150
Forfeited during the period ended	(27,348)	(4,467)	(18,840)
Unvested at end of period	793,005	567,632	383,310

The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 594,754 shares of restricted stock could be issued providing the maximum TSRA is met.

10. RELATED PARTY TRANSACTIONS

During the year ended December 28, 2006, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was less than $0.2 million.

During the year ended December 28, 2006, Regal Cinemas, incurred approximately $3.9 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.2 million of expenses payable to Anschutz affiliates for certain advertising services during the year ended December 28, 2006. During the year ended December 28, 2006, Regal Cinemas received from an Anschutz affiliate approximately $0.1 million for rent and other expenses related to a theatre facility and reimbursement of travel costs incurred on behalf of an Anschutz affiliate.

In October 2006, as required by our stockholders agreement, we filed a registration statement with the Securities and Exchange Commission relating to the secondary offering of shares of our Class A common stock by OCM Principal Opportunities Fund II, L.P. (“OCM”). One of our directors, Mr. Kaplan, is a principal of OCM’s general partner. In connection with this offering, we agreed to bear all registration fees and expenses, other than underwriting discounts or commissions. Such fees and expenses were approximately $0.3 million.

During the year ended December 27, 2007, Regal Cinemas, incurred approximately $4.1 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.3 million of expenses payable to Anschutz affiliates for certain advertising services during the year ended December 27, 2007. During the year ended December 27, 2007, Regal Cinemas received less than $0.1 million, from an Anschutz affiliate for rent and other expenses related to a theatre facility.

During the year ended December 27, 2007, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

During the year ended January 1, 2009, Regal Cinemas incurred capitalized costs of $14.3 million to Qwest Communications and its subsidiaries for network infrastructure upgrades. Regal Cinemas incurred approximately $4.2 million of expenses payable to Qwest Communications and its subsidiaries for telecommunication and network monitoring services during the year ended January 1, 2009. In addition, Regal Cinemas incurred approximately $0.2 million of expenses payable to Anschutz affiliates for certain advertising services during the year ended January 1, 2009. Also during the year ended January 1, 2009, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

During the year ended January 1, 2009, Regal entered into a management agreement with an Anschutz affiliate to manage a Los Angeles, California theatre site on their behalf. The ultimate financial terms of the management agreement were approved by the Company’s board of directors, and the management fee payable to Regal will be based on a percentage of revenues generated by the theatre, subject to a minimum annual fee payable to Regal regardless of revenues generated. The theatre is scheduled to open in late 2009. Regal incurred approximately $0.6 million of out of pocket costs (primarily for legal fees and architectural plans) in connection with the site. During the year ended December 27, 2007, the Anschutz affiliate reimbursed Regal for such legal fees and acquired the architectural plans at cost, for an aggregate total of $0.6 million.

During the year ended January 1, 2009, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

During 2005 and 2006, National CineMedia entered into various lease assignment and sublease arrangements with RCM pursuant to which National CineMedia leases its regional offices in Eden Prairie, Minnesota, Chicago, Illinois and New York, New York. Related party amounts for these arrangements for each of the fiscal years ended

December 27, 2007 and December 28, 2006 were approximately $0.8 million. During the year ended January 1, 2009, only the Chicago, Illinois lease arrangement remained effective. The amounts paid by National CineMedia under this arrangement totaled approximately $0.1 million for the fiscal year ended January 1, 2009.

11. EMPLOYEE BENEFIT PLAN

The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit Sharing Plan (the “Plan”) under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 50% of their compensation, subject to Internal Revenue Service limitations. The Plan currently matches an amount equal to 100% of the first 3% of the participant’s contributions and 50% of the next 2% of the participant’s contributions. Employee contributions are invested in various investment funds based upon elections made by the employee. The Company made matching contributions of approximately $2.6 million, $2.4 million and $1.3 million to the Plan in fiscal 2008, 2007 and 2006, respectively.

12. EARNINGS PER SHARE

We compute earnings per share of Class A and Class B common stock in accordance with SFAS No. 128, Earnings per Share using the two-class method. Under the provisions of SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period. Potential common stock equivalents consist of the incremental common shares issuable upon the exercise of common stock options, restricted stock and performance shares, the conversion spread on the 3 3/4% Convertible Senior Notes, the 2003 Warrant, the assumed conversion of the 6 1/4% Convertible Senior Notes and the 2008 Warrant issued in connection with the 6 1/4% Convertible Senior Notes. The dilutive effect of outstanding stock options, restricted shares and performance shares, the conversion spread on the 3 3/4% Convertible Senior Notes, the 2003 Warrant and the 2008 Warrant issued in connection with the 6 1/4% Convertible Senior Notes is reflected in diluted earnings per share by application of the treasury-stock method. The dilutive effect of assumed conversion of the 6 1/4% Convertible Senior Notes is reflected in diluted earnings per share by application of the if-converted method. In addition, the computation of the diluted earnings per share of Class A common stock assumes the conversion of Class B common stock, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.

The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock are identical, except with respect to voting. In accordance with EITF 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, the undistributed earnings for the periods presented are allocated based on the contractual participation rights of the Class A and Class B common shares as if the earnings for the periods presented had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted earnings per share of Class A common stock, the undistributed earnings are equal to net income for that computation.

The following table sets forth the computation of basic and diluted earnings per share of Class A and Class B common stock (in millions, except share and per share data):

	Year Ended January 1, 2009			Year Ended December 27, 2007		Year Ended December 28, 2006
	Class A		Class B	Class A	Class B	Class A	Class B
Basic earnings per share:
Numerator:
Allocation of undistributed earnings	$94.8		$17.4	$304.1	$56.3	$47.4	$56.9
Denominator:
Weighted average common shares outstanding (in thousands)	129,140		23,709	128,129	23,747	67,847	81,172
Basic earnings per share	$0.73		$0.73	$2.37	$2.37	$0.70	$0.70
Diluted earnings per share:
Numerator:
Allocation of undistributed earnings for basic computation	$94.8		$17.4	$304.1	$56.3	$47.4	$56.9
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	17.4		—	56.3	—	56.9	—
Reallocation of undistributed earnings to Class B shares for effect of other dilutive securities	—		(0.3)	—	(2.7)	—	(2.2)
Interest expense on 6 1/4% Convertible Senior Notes	—	(1)	—	—	—	—	—
Allocation of undistributed earnings	$112.2		$17.1	$360.4	$53.6	$104.3	$54.7
Denominator:
Number of shares used in basic computation (in thousands)	129,140		23,709	128,129	23,747	67,847	81,172
Weighted average effect of dilutive securities (in thousands)
Add:
Conversion of Class B to Class A common shares outstanding	23,709		—	23,747	—	81,172	—
Stock options	181		—	727	—	1,605	—
Restricted stock and performance shares	781		—	582	—	294	—
Conversion spread on 3 3/4% Convertible Senior Notes and the 2003 Warrant	1,364		—	6,289	—	4,206	—
Conversion of 6 1/4% Convertible Senior Notes	—	(1)	—	—	—	—	—
Number of shares used in per share computations (in thousands)	155,175		23,709	159,474	23,747	155,124	81,172
Diluted earnings per share	$0.72		$0.72	$2.26	$2.26	$0.67	$0.67

(1) No amount reported as the impact on earnings per share of Class A common stock would have been antidilutive. There were no antidilutive common stock equivalents outstanding as of December 27, 2007 or December 26, 2006.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

The fair value of the Amended Senior Credit Facility described in Note 5—“Debt Obligations,” which consists of the Term Loan and the Revolving Facility, is estimated based on quoted market prices as of January 1, 2009 and December 27, 2007. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the 6 1/4% Convertible Senior Notes, the 3 3/4% Convertible Senior Notes and Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of January 1, 2009 and December 27, 2007. The fair value of the Company’s other debt obligations were based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The aggregate carrying amounts and fair values of long-term debt at January 1, 2009 and December 27, 2007 consist of the following:

	January 1, 2009	December 27, 2007
	(In millions)
Carrying amount	$1,904.1	$1,857.3
Fair value	$1,497.3	$1,865.0

14. SUBSEQUENT EVENTS

Restricted Stock and Performance Share Grants

On January 14, 2009, 371,129 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. Under the Incentive Plan, Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction (typically one to four years after the award date). The awards vest 25% at the end of each year for four years in the case of officers and key employees and vest 100% at the end of one year in the case of directors. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $10.01 per share.

Also on January 14, 2009, 401,907 performance shares were granted under our Incentive Plan at nominal cost to officers and key employees. Each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 14, 2012 (the third anniversary of the grant date) set forth in the Performance Agreement. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $10.01 per share.

Other

On January 20, 2009, Regal Cinemas entered into the First Amendment (the “Amendment”) to the Amended Senior Credit Facility. As a result of the Amendment, either the Company, or its wholly-owned subsidiary, REH, will be permitted from time to time to purchase loans outstanding under the Amended Senior Credit Facility. The Amendment provides that the aggregate principal amount of loans that can be repurchased shall not be more than $300.0 million and all such repurchases shall close on or before the date that is 270 days after the First Amendment Effective Date, as defined in the Amendment, and sets forth the terms for implementing an offer to repurchase such loans (such repurchase being the “Dutch Auction.”) There can be no assurance that the Company will conduct a Dutch Auction or that, if the Company conducts one, the Company will be able to successfully purchase loans at a price less than their aggregate principal amount.

Under the Amendment, (i) the Applicable Margin, as defined in the Amendment, for Revolving Loans under the Revolving Facility and for Term Loans under the Term Facility (each of which are determined by reference to the then-applicable Consolidated Leverage Ratio) is increased by 2.0%, (ii) Regal Cinemas’ ability to elect interest periods for LIBOR borrowings is limited to interest periods of 2, 3, 6 or (if available to all lenders) 12 months, with 1 month interest periods no longer being available, and (iii) Regal Cinemas may exclude a minimum of $100.0 million, but not more than $200.0 million, of Subordinated Debt, as defined in the Amendment, that is used to repay amounts outstanding under the Term Loan from certain financial covenant calculations.

The Amendment also modifies other financial covenants to be less restrictive as follows:

• (i) extending the time period for which the Maximum Consolidated Adjusted Leverage Ratio, as defined in the Amendment, may not exceed 5.75:1.00 until the 2nd fiscal quarter of 2011 and (ii) providing that the Maximum Consolidated Adjusted Leverage Ratio may not exceed (x) 5.50:1.00 from the 3rd fiscal quarter of 2011 through the 4th fiscal quarter of 2011 and (y) 5.25:1.00 from the 1st fiscal quarter of 2012 and thereafter; and

• (i) extending the time period for which the Maximum Consolidated Leverage Ratio, as defined in the Amendment, may not exceed 3.75:1.00 until the 2nd fiscal quarter of 2011 and (ii) providing that the Maximum Consolidated Leverage Ratio may not exceed (x) 3.50:1.00 from the 3rd fiscal quarter of 2011 through the 4th fiscal quarter of 2011 and (y) 3.25:1.00 from the 1st fiscal quarter of 2012 and thereafter.

The Company is currently evaluating the accounting implications of the loan fees related to the Amendment and the remaining unamortized debt issue costs associated with the Amended Senior Credit Facility on its consolidated financial position, cash flows and results of operations.

On January 21, 2009, the Company declared a cash dividend of $0.18 per share on each share of the Company’s Class A and Class B common stock. The dividend is payable on March 17, 2009 to stockholders of record on March 5, 2009. This dividend reflects a $0.12 per share reduction from our last quarterly cash dividend of $0.30 per share declared on October 23, 2008.

Subsequent to the year ended January 1, 2009, Regal Cinemas entered into four additional hedging relationships via four distinct interest rate swap agreements with maturity terms of two to three years each from the respective effective dates of the swaps and require Regal Cinemas to pay interest at a fixed rates ranging from 2.15% to 2.53% and receive interest at a variable rate. These interest rate swaps were designated to hedge approximately $1.0 billion of variable rate debt obligations.

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On July 15, 2009, Regal Cinemas Corporation (“Regal Cinemas”), our indirect wholly owned subsidiary, issued $400.0 million in aggregate principal amount of its 8.625% Senior Notes due 2019 (the “2019 Notes”) in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The 2019 Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by us and all of Regal Cinemas’ existing and future domestic restricted subsidiaries that guarantee Regal Cinemas’ other indebtedness (the “Subsidiary Guarantors”).  In connection with the sale of the 2019 Notes, we entered into a Registration Rights Agreement with the representative of the initial purchasers of the 2019 Notes, pursuant to which we agreed to consummate an exchange offer pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) to allow holders of the 2019 Notes to exchange the 2019 Notes for a new issue of substantially identical debt securities registered under the Securities Act (the “Exchange Notes”).

The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(d) of Regulation S-X promulgated by the SEC, presents the condensed consolidating financial information separately for:

(i)	Regal Entertainment Group, or REG Parent Company, which will be a guarantor of the Exchange Notes;

(ii)	Regal Cinemas Corporation (our indirect wholly owned subsidiary), or RCC Parent Company, which will be the issuer of the Exchange Notes

(iii)	The Subsidiary Guarantors, on a combined basis, which will be guarantors of the Exchange Notes;

(iv)	The Subsidiary non-guarantors, on a combined basis; which will not be guarantors of the Exchange Notes;

(v)

Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among REG Parent Company, RCC Parent Company, the Subsidiary Guarantors and the Subsidiary non-guarantors, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(vi)	Regal Entertainment Group and its subsidiaries on a consolidated basis.

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

JANUARY 1, 2009

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$117.1	$53.1	$—	$170.2
Trade and other receivables, net	—	—	71.3	1.9	—	73.2
Other current assets	3.5	7.5	14.9	1.3	2.9	30.1
TOTAL CURRENT ASSETS	3.5	7.5	203.3	56.3	2.9	273.5
Property and equipment, net	—	—	1,892.8	56.0	(12.3)	1,936.5
Goodwill and other intangible assets	—	—	187.2	7.1	—	194.3
Deferred income tax asset	—	—	103.7	—	(25.5)	78.2
Other non-current assets	3.6	1,645.7	172.6	53.8	(1,762.4)	113.3
TOTAL ASSETS	$7.1	$1,653.2	$2,559.6	$173.2	$(1,797.3)	$2,595.8

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of debt obligations	$—	$17.0	$—	$6.4	$—	$23.4
Accounts payable	0.3	—	151.0	10.7	—	162.0
Accrued expenses and other liabilities	49.7	19.6	151.8	5.6	(45.9)	180.8
TOTAL CURRENT LIABILITIES	50.0	36.6	302.8	22.7	(45.9)	366.2
Long-term debt, less current portion	190.5	1,696.2	0.3	—	—	1,887.0
Lease financing arrangements, less current portion	—	—	77.2	—	—	77.2
Capital lease obligations, less current portion	—	—	15.6	1.7	—	17.3
Deferred income tax liability	2.1	—	—	20.4	(22.5)	—
Other liabilities	—	0.2	456.6	27.2	—	484.0
TOTAL LIABILITIES	242.6	1,733.0	852.5	72.0	(68.4)	2,831.7
STOCKHOLDERS’ EQUITY (DEFICIT):
Stockholders’ equity (deficit) of Regal Entertainment Group	(235.5)	(79.8)	1,707.7	101.0	(1,728.9)	(235.5)
Noncontrolling interest	—	—	(0.6)	0.2	—	(0.4)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(235.5)	(79.8)	1,707.1	101.2	(1,728.9)	(235.9)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7.1	$1,653.2	$2,559.6	$173.2	$(1,797.3)	$2,595.8

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION

DECEMBER 27, 2007

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$0.7	$—	$384.3	$50.2	$—	$435.2
Trade and other receivables, net	—	—	49.5	1.1	22.9	73.5
Other current assets	0.5	5.0	16.2	1.4	(6.3)	16.8
TOTAL CURRENT ASSETS	1.2	5.0	450.0	52.7	16.6	525.5
Property and equipment, net	—	—	1,774.4	59.6	(12.4)	1,821.6
Goodwill	—	—	174.6	7.1	—	181.7
Deferred income tax asset	0.3	—	78.7	—	(15.7)	63.3
Other non-current assets	3.0	1,729.5	9.3	47.6	(1,747.3)	42.1
TOTAL ASSETS	$4.5	$1,734.5	$2,487.0	$167.0	$(1,758.8)	$2,634.2

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of debt obligations	$121.9	$17.0	$3.1	$2.7	$—	$144.7
Accounts payable	0.3	—	169.6	13.1	—	183.0
Accrued expenses and other liabilities	0.5	28.0	344.1	5.6	(180.2)	198.0
TOTAL CURRENT LIABILITIES	122.7	45.0	516.8	21.4	(180.2)	525.7
Long-term debt, less current portion	—	1,717.5	0.7	—	—	1,718.2
Lease financing arrangements, less current portion	—	—	81.8	—	—	81.8
Capital lease obligations, less current portion	—	—	17.2	1.8	—	19.0
Deferred income tax liability	—	—	—	18.2	(18.2)	—
Other liabilities	—	2.8	376.0	28.4	—	407.2
TOTAL LIABILITIES	122.7	1,765.3	992.5	69.8	(198.4)	2,751.9
STOCKHOLDERS’ EQUITY (DEFICIT):
Stockholders’ equity (deficit) of Regal Entertainment Group	(118.2)	(30.8)	1,494.7	96.5	(1,560.4)	(118.2)
Noncontrolling interest	—	—	(0.2)	0.7	—	0.5
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(118.2)	(30.8)	1,494.5	97.2	(1,560.4)	(117.7)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4.5	$1,734.5	$2,487.0	$167.0	$(1,758.8)	$2,634.2

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED JANUARY 1, 2009

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
REVENUES	$—	$—	$2,546.2	$232.5	$(6.8)	$2,771.9
OPERATING EXPENSES:
Film rental and advertising costs	—	—	908.7	81.7	—	990.4
Cost of concessions	—	—	97.2	9.4	—	106.6
Rent expense	—	—	323.6	39.7	—	363.3
Other operating expenses	—	—	667.9	72.0	—	739.9
General and administrative expenses	0.4	—	61.0	7.5	(6.8)	62.1
Depreciation and amortization	—	—	190.4	11.9	—	202.3
Net loss on disposal and impairment of operating assets	—	—	22.4	—	—	22.4
Equity in earnings of joint venture including former employee compensation	—	—	0.5	—	—	0.5
TOTAL OPERATING EXPENSES	0.4	—	2,271.7	222.2	(6.8)	2,487.5
INCOME (LOSS) FROM OPERATIONS	(0.4)	—	274.5	10.3	—	284.4
OTHER EXPENSE (INCOME):
Interest expense, net	17.6	105.9	5.4	(0.5)	—	128.4
Loss on extinguishment of debt	3.0	—	—	—	—	3.0
Earnings recognized from NCM	—	—	(32.9)	—	—	(32.9)
Gain on sale of Fandango interest	—	—	(2.5)	(0.9)	—	(3.4)
Other, net	(124.5)	(214.7)	(67.3)	—	409.4	2.9
TOTAL OTHER EXPENSE (INCOME), NET	(103.9)	(108.8)	(97.3)	(1.4)	409.4	98.0
INCOME BEFORE INCOME TAXES	103.5	108.8	371.8	11.7	(409.4)	186.4
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(8.5)	(16.7)	93.8	5.8	—	74.4
NET INCOME	112.0	125.5	278.0	5.9	(409.4)	112.0
NONCONTROLLING INTEREST, NET OF TAX	—	—	0.2	—	—	0.2
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$112.0	$125.5	$278.2	$5.9	$(409.4)	$112.2

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 27, 2007

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
REVENUES	$—	$—	$2,435.4	$233.3	$(7.5)	$2,661.2
OPERATING EXPENSES:
Film rental and advertising costs	—	—	874.2	83.3	—	957.5
Cost of concessions	—	—	94.5	9.3	—	103.8
Rent expense	—	—	296.0	39.9	—	335.9
Other operating expenses	—	—	621.8	71.2	(0.7)	692.3
General and administrative expenses	0.4	—	62.0	7.5	(6.8)	63.1
Depreciation and amortization	—	—	171.5	11.9	—	183.4
Net gain on disposal and impairment of operating assets	—	—	(3.1)	2.2	—	(0.9)
Equity in earnings of joint venture including former employee compensation	—	—	3.9	—	—	3.9
TOTAL OPERATING EXPENSES	0.4	—	2,120.8	225.3	(7.5)	2,339.0
INCOME (LOSS) FROM OPERATIONS	(0.4)	—	314.6	8.0	—	322.2
OTHER EXPENSE (INCOME):
Interest expense, net	10.2	116.0	(7.1)	(1.9)	—	117.2
Earnings recognized from NCM	—	—	(18.6)	—	—	(18.6)
Gain on NCM transaction	—	—	(350.7)	—	—	(350.7)
Gain on sale of Fandango interest	—	—	(21.6)	(7.0)	—	(28.6)
Other, net	(366.5)	(465.8)	(266.4)	0.2	1,099.9	1.4
TOTAL OTHER EXPENSE (INCOME), NET	(356.3)	(349.8)	(664.4)	(8.7)	1,099.9	(279.3)
INCOME BEFORE INCOME TAXES	355.9	349.8	979.0	16.7	(1,099.9)	601.5
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(4.4)	(17.3)	255.9	7.0	—	241.2
NET INCOME	360.3	367.1	723.1	9.7	(1,099.9)	360.3
NONCONTROLLING INTEREST, NET OF TAX	—	—	0.1	—	—	0.1
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$360.3	$367.1	$723.2	$9.7	$(1,099.9)	$360.4

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION

YEAR ENDED DECEMBER 28, 2006

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
REVENUES	$—	$—	$2,384.8	$243.4	$(30.1)	$2,598.1
OPERATING EXPENSES:
Film rental and advertising costs	—	—	820.9	85.7	—	906.6
Cost of concessions	—	—	94.8	10.0	—	104.8
Rent expense	—	—	282.0	41.2	—	323.2
Other operating expenses	—	—	617.4	75.1	(23.0)	669.5
General and administrative expenses	0.3	—	65.2	7.5	(7.1)	65.9
Depreciation and amortization	—	—	184.2	12.9	—	197.1
Net loss on disposal and impairment of operating assets	—	—	14.0	1.1	—	15.1
Equity in earnings of joint venture including former employee compensation	—	—	7.4	—	—	7.4
TOTAL OPERATING EXPENSES	0.3	—	2,085.9	233.5	(30.1)	2,289.6
INCOME (LOSS) FROM OPERATIONS	(0.3)	—	298.9	9.9	—	308.5
OTHER EXPENSE (INCOME):
Interest expense, net	13.2	110.4	8.0	(1.0)	—	130.6
Loss on extinguishment of debt	4.1	—	—	—	—	4.1
Other, net	(116.2)	(209.6)	(59.6)	—	385.4	—
TOTAL OTHER EXPENSE (INCOME), NET	(98.9)	(99.2)	(51.6)	(1.0)	385.4	134.7
INCOME BEFORE INCOME TAXES	98.6	99.2	350.5	10.9	(385.4)	173.8
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(6.2)	(14.7)	85.4	5.0	—	69.5
NET INCOME	104.8	113.9	265.1	5.9	(385.4)	104.3
NONCONTROLLING INTEREST, NET OF TAX	—	—	—	—	—	—
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$104.8	$113.9	$265.1	$5.9	$(385.4)	$104.3

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED JANUARY 1, 2009

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(2.2)	$—	$262.6	$10.5	$—	$270.9

Cash Flows from Investing Activities:
Capital expenditures	—	—	(123.5)	(8.2)	—	(131.7)
Proceeds from disposition of assets	—	—	3.3	0.3	—	3.6
Cash used for acquisitions, net of cash acquired	—	—	(209.3)	—	—	(209.3)
Other	—	—	(1.5)	0.4	—	(1.1)
NET CASH USED IN INVESTING ACTIVITIES	—	—	(331.0)	(7.5)	—	(338.5)
Cash Flows from Financing Activities:
Cash used to pay dividends	(184.2)	—	—	—	—	(184.2)
Cash received/(paid) to/from REG Parent Company	172.1	(172.1)	—	—	—	—
Cash received/(paid) to/from subsidiary	—	172.1	(172.1)	—	—	—
Proceeds from stock option exercises	0.5	—	—	—	—	0.5
Net payments on long-term obligations	—	—	(26.9)	(0.1)	—	(27.0)
Proceeds from issuance of 6¼% Convertible Senior Notes	200.0	—	—	—	—	200.0
Net cash paid for 6¼% Convertible Senior Notes convertible note hedge and warrant	(6.6)	—	—	—	—	(6.6)
Cash used to redeem 3¾% Convertible Senior Notes	(194.1)	—	—	—	—	(194.1)
Payment of debt acquisition costs and other	(5.1)	—	0.2	—	—	(4.9)
Net proceeds from 3¾% Convertible Senior Notes hedge and warrant	18.9	—	—	—	—	18.9
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1.5	—	(198.8)	(0.1)	—	(197.4)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(0.7)	—	(267.2)	2.9	—	(265.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	0.7	—	384.3	50.2	—	435.2
CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$—	$117.1	$53.1	$—	$170.2

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 27, 2007

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(1.1)	$—	$445.2	$9.3	$—	$453.4
Cash Flows from Investing Activities:
Capital expenditures	—	—	(109.1)	(5.3)	—	(114.4)
Proceeds from disposition of assets	—	—	40.6	—	—	40.6
Proceeds from sale of Fandango interest	—	—	21.6	7.0	—	28.6
Proceeds from redemption of preferred units of NCM	—	—	315.1	—	—	315.1
Proceeds from sale of NCM common units to NCM, Inc.	—	—	32.2	—	—	32.2
Other	—	—	(1.5)	(0.8)	—	(2.3)
NET CASH PROVIDED BY INVESTING ACTIVITIES	—	—	298.9	0.9	—	299.8
Cash Flows from Financing Activities:
Cash used to pay dividends	(485.1)	—	—	—	—	(485.1)
Cash paid to REG Parent Company	470.7	(470.7)	—	—	—	—
Cash received from subsidiary		470.7	(470.7)	—	—	—
Proceeds from stock option exercises	15.6	—	—	—	—	15.6
Net payments on long term obligations	—	—	(22.4)	(0.1)	—	(22.5)
Cash used to redeem 3¾% Convertible Senior Notes	(0.1)	—	—	—	—	(0.1)
Excess tax benefits from share-based payment arrangements	—	—	14.2	0.4	—	14.6
Payment of debt acquisition costs and other	—	—	(2.7)	—	—	(2.7)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1.1	—	(481.6)	0.3	—	(480.2)
NET INCREASE IN CASH AND CASH EQUIVALENTS	—	—	262.5	10.5	—	273.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	0.7	—	121.8	39.7	—	162.2
CASH AND CASH EQUIVALENTS AT END OF YEAR	$0.7	$—	$384.3	$50.2	$—	$435.2

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

YEAR ENDED DECEMBER 28, 2006

(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(11.2)	$—	$304.4	$11.2	$—	$304.4
Cash Flows from Investing Activities:
Capital expenditures	—	—	(119.0)	(5.7)	—	(124.7)
Proceeds from disposition of assets	—	—	5.6	1.5	—	7.1
Cash used for acquisitions, net of cash acquired	—	—	(34.1)	—	—	(34.1)
NET CASH USED IN INVESTING ACTIVITIES	—	—	(147.5)	(4.2)	—	(151.7)
Cash Flows from Financing Activities:
Cash used to pay dividends	(179.6)	—	—	—	—	(179.6)
Cash received/(paid) to/from REG Parent Company	309.0	(309.0)	—	—	—	—
Cash received/(paid) to/from subsidiary	—	168.6	(168.6)	—	—	—
Proceeds from stock option exercises	16.1	—	—	—	—	16.1
Net payments on long-term obligations	—	—	(20.4)	(0.2)	—	(20.6)
Cash used to redeem 3¾% Convertible Senior Notes	(152.1)	—	—	—	—	(152.1)
Excess tax benefits from share-based payment arrangements	—	—	11.6	1.4	—	13.0
Payment of debt acquisition costs and other	—	—	(21.9)	—	—	(21.9)
Net proceeds from 3¾% Convertible Senior Notes hedge and warrant	17.9	—	—	—	—	17.9
Proceeds from Regal Cinemas Amended Senior Credit Facility	—	140.4	—	—	—	140.4
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	11.3	—	(199.3)	1.2	—	(186.8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0.1	—	(42.4)	8.2	—	(34.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	0.6	—	164.2	31.5	—	196.3
CASH AND CASH EQUIVALENTS AT END OF YEAR	$0.7	$—	$121.8	$39.7	$—	$162.2